UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

INTUITIVE SURGICAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1266 Kifer Road

Sunnyvale, California 94086

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 21, 2011

TO THE STOCKHOLDERS OF INTUITIVE SURGICAL, INC.:

Notice is hereby given that the 2011 Annual Meeting of Stockholders of Intuitive Surgical, Inc. will be held at Marriott Santa Clara, 2700 Mission College Boulevard, Santa Clara, California 95054 on Thursday, April 21, 2011, at 3:00 p.m., Pacific Daylight Time, for the following purposes:

•	to elect three Class II members to the Board of Directors (the “Board”) to serve until the 2014 Annual Meeting of Stockholders (Proposal No. 1);

•	to approve an amendment and restatement to Intuitive Surgical’s 2010 Incentive Award Plan (Proposal No. 2);

•	to consider a non-binding advisory vote on the compensation of our named executive officers (Proposal No. 3);

•	to consider a non-binding advisory vote on the frequency of the advisory vote on the compensation of our named executive officers(Proposal No. 4);

•	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal No. 5); and

•	to transact any other business which is properly brought before the Annual Meeting or adjournments or postponements thereof.

Only stockholders of record at the close of business on February 22, 2011 are entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof.

We are pleased to continue to take advantage of the Securities and Exchange Commission (the “SEC”) rules that allow companies to furnish proxy materials to their stockholders over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this Proxy Statement and our 2010 Annual Report. The Notices are being mailed to stockholders starting on or about March 7, 2011. We believe that this process allows us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including the attached Proxy Statement, our 2010 Annual Report and a form of proxy card or voting instruction card. All stockholders who have previously requested a paper copy of our proxy materials will continue to receive a paper copy of the proxy materials by mail.

Your vote is important. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote as soon as possible.

On behalf of our Board of Directors, thank you for your participation in this important annual process.

By Order of the Board of Directors

/s/ Gary S. Guthart

Gary S. Guthart
President and Chief Executive Officer

Sunnyvale, California

March 1, 2011

Please note that attendance at the Annual Meeting will be limited to stockholders as of the record date, or their authorized representatives, and guests of Intuitive Surgical.

INTUITIVE SURGICAL, INC.

PROXY STATEMENT

FOR

2011 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Why am I receiving these materials?

Our Board of Directors (as sometimes referred to in this Proxy Statement as the “Board”) has made these materials available to you on the Internet, or has delivered printed versions of these materials to you by mail, in connection with the solicitation of proxies for use at our Annual Meeting of Stockholders to be held on April 21, 2011 at 3:00 p.m., Pacific Daylight Time, at the location and for the purposes as set forth in the “Notice of Annual Meeting of Stockholders.” This solicitation is made on behalf of our Board of Directors and we will pay the entire cost of solicitation. Our directors, officers and employees may also solicit proxies by telephone, fax or personal interview. No additional compensation will be paid to these directors, officers and employees for these services. We have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee of approximately $12,500 plus reasonable out-of-pocket costs and expenses. Our stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement. The approximate date on which this Proxy Statement and form of proxy will be first sent and made available to stockholders is March 7, 2011.

What is included in these materials?

These materials include:

•	This Proxy Statement for the Annual Meeting; and

•	Our 2010 Annual Report to Stockholders, which includes our audited consolidated financial statements.

If you received printed versions of these materials by mail, these materials also include the proxy card or voting instruction form for the Annual Meeting.

What items will be voted on at the Annual Meeting?

You will be voting for the following proposals:

1.	The election of three Class II members to the Board of Directors to serve until the 2014 Annual Meeting of Stockholders (Proposal No. 1 on page 41);

2.	The amendment and restatement to the 2010 Incentive Award Plan (Proposal No. 2 on page 42);

3.	Advisory vote on the compensation of our named executive officers (Proposal No. 3 on page 49);

4.	Advisory vote on the frequency of the advisory vote on the compensation of our named executive officers (Proposal No. 4 on page 50); and

5.	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011(Proposal No. 5 on page 51).

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	“ FOR” the election of each of the nominees to the Board (Proposal No. 1);

•	“ FOR” the approval of the amendment and restatement to the 2010 Incentive Award Plan (Proposal No. 2);

•	“FOR” the approval of the Company’s executive compensation programs (Proposal No. 3);

•	For the stockholder advisory vote on the Company’s executive compensation be held every “THREE YEARS” (Proposal No. 4); and

•	“FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2011 (Proposal No. 5).

Where are Intuitive Surgical’s principal executive offices located, and what is Intuitive Surgical’s main telephone number?

Our principal executive offices are located at 1266 Kifer Road, Sunnyvale, California 94086, and our main telephone number is (408) 523-2100.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

We are pleased to continue to take advantage of the SEC rule that allows companies to furnish their proxy materials over the Internet. Accordingly, we have sent to most of our stockholders of record and beneficial owners a Notice regarding Internet availability of proxy materials. Instructions on how to access the proxy materials on the website referred to in the Notice or to request a paper copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically on an ongoing basis. A stockholder’s election to receive proxy materials by mail or electronically by email will remain in effect until the stockholder terminates such election.

How can I get electronic access to the proxy materials?

You can view the proxy materials for the meeting on the Internet at www.proxyvote.com. Please have your 12 digit control number available. Your 12 digit control number can be found on your Notice. If you received a paper copy of your proxy materials, your 12 digit control number can be found on your proxy card or voting instruction card.

Why did I receive a full set of proxy materials in the mail instead of a Notice regarding the Internet availability of proxy materials?

We are providing stockholders who have previously requested to receive paper copies of the proxy materials with printed copies of the proxy materials instead of a Notice. If you would like to reduce the environmental impact and the costs incurred by us in mailing proxy materials, you may elect to receive all future proxy materials electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card, to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

Who may vote at the Annual Meeting?

The Board of Directors set February 22, 2011 as the record date for the Annual Meeting. All stockholders of record who owned Intuitive Surgical common stock at the close of business on February 22, 2011 are entitled to receive notice of, to attend, and to vote at the Annual Meeting. Each share of the Intuitive Surgical common stock has one vote on each matter, and there is no cumulative voting. At the close of business on the record date, there were 39,219,510 shares of common stock outstanding.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, LLC (“Computershare”), you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by the Company. If you request printed copies of the proxy materials by mail, you will receive a proxy card.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form.

How can I vote my shares?

In Person—If you are a stockholder of record, you may vote in person at the meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. If you are a beneficial owner, you are also invited to attend the meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the organization that holds your shares, giving you the right to vote the shares at the meeting.

Via the Internet—You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in the Notice.

By Telephone—If you requested printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the voting instruction form.

By Mail—If you requested printed copies of the proxy materials by mail, and if you are a stockholder of record, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided. If you requested printed copies of the proxy materials by mail and you are a beneficial owner, you may vote by proxy by filling out the voting instruction form and sending it back in the envelope provided.

What is the quorum requirement for the Annual Meeting?

The holders of a majority of the shares entitled to vote at the Annual Meeting must be present at the Annual Meeting for the transaction of business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, withheld or abstained, if you:

•	are present and vote in person at the Annual Meeting; or

•	have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction form by mail.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

How are proxies voted?

All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you:

•	indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or

•	sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2011 (Proposal No. 5) is considered a routine matter under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 5.

The election of directors (Proposal No.1), the approval of the amendment and restatement to our 2010 Incentive Award Plan (Proposal No. 2), the advisory vote on the compensation of our named executive officers (Proposal No. 3) and the advisory vote on the frequency of the advisory vote on compensation of our named executive officers (Proposal No. 4) are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on these four proposals.

What is the voting requirement to approve each of the proposals?

For Proposal No. 1, each director must be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. This means that the number of votes cast “FOR” a director must exceed the number of votes cast “AGAINST” that director, with absentions and broker non-votes not counted as votes cast as either “FOR” or “AGAINST” such director’s election.

Approval of Proposal No. 2, No. 3, No.4 and No.5 require the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

For Proposal No. 4, if none of the frequency alternatives (one year, two years or three years) receive a majority vote, we will consider the frequency that receives the highest number of votes by stockholders to be the frequency that has been selected by stockholders, on an advisory basis.

How are abstentions and broker non-votes treated?

Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Shares voted “ABSTAIN” on proposals other than the election of directors will have the same effect as voting against the matter. Broker non-votes are not deemed to be entitled to vote for purposes of determining whether stockholder approval of a matter has been obtained. As a result, broker non-votes are not included in the tabulation of voting results on any proposal for purposes of determining whether proposals have been approved. In order to minimize the number of broker non-votes, the Company encourages you to provide voting instructions to the organization that holds your shares by carefully following instructions provided on the Notice.

Can I change my vote?

You may revoke your proxy at any time before it is actually voted at the Annual Meeting by:

•	delivering written notice of revocation to our Secretary at 1266 Kifer Road, Sunnyvale, California 94086;

•	submitting a later dated proxy; or

•	attending the Annual Meeting and voting in person.

Your attendance at the Annual Meeting will not, by itself, constitute revocation of your proxy. You may also be represented by another person present at the Annual Meeting by executing a form of proxy designating that person to act on your behalf. Shares may only be voted by or on behalf of the record holder of shares as indicated in our stock transfer records. If you are a beneficial stockholder but your shares are held of record by another person, such as a stock brokerage firm or bank, that person must vote the shares as the record holder in accordance with the beneficial holder’s instructions.

Who will serve as the inspector of election?

A representative from Broadridge Financial Solutions, Inc. will serve as the inspector of election to determine whether or not a quorum is present and to tabulate votes cast by proxy or in person at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in our current report on Form 8-K within four business days after the Annual Meeting.

How can I attend the Annual Meeting?

Attendance at the Annual Meeting is limited to stockholders. Admission to the Annual Meeting will be on a first-come, first-served basis. Each stockholder may be asked to present valid picture identification such as a driver’s license or passport and proof of stock ownership as of the record date. The use of cell phones, smartphones, pagers, recording and photographic equipment, and/or computers is not permitted in the meeting rooms at the Annual Meeting.

Deadline for receipt of stockholder proposals for 2012 Annual Meeting of Stockholders.

Any stockholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may submit to the Board of Directors proposals to be considered for submission to the stockholders at the Annual Meeting in 2012. In order to be considered for inclusion in the proxy material to be disseminated by the Board of Directors, your proposal must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Corporate Secretary at Intuitive Surgical, Inc., 1266 Kifer Road, Sunnyvale, California 94086 and must be received no later than November 8, 2011. Your notice must include:

•	your name and address and the text of the proposal to be introduced;

•	the number of shares of stock you hold of record, beneficially own and represent by proxy as of the date of your notice; and

•	a representation that you intend to appear in person or by proxy at the Annual Meeting to introduce the proposal specified in your notice.

The chairperson of the meeting may refuse to acknowledge the introduction of your proposal if it is not made in compliance with the foregoing procedures or the applicable provisions of our Bylaws. Our Bylaws also provide for separate notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting outside the processes of Rule 14a-8. To be considered timely under these provisions, the stockholder’s notice must be received by our Corporate Secretary at our principal executive offices at the address set forth below no earlier than December 23, 2011 and no later than January 22, 2012. If the date of our 2012 Annual Meeting is more than 30 days before or more than 60 days after April 21, 2012, the stockholder’s notice must be received by not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public announcement of the date of such annual meeting was first made. A stockholder providing such notice must also further update and supplement such notice so that the information provided or required to be provided is true and correct as of the record date for the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement must be received by our Corporate Secretary at our principal executive offices not later than 5 business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date) and not later than 8 business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed). Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director or to bring any other item before an annual meeting, other than proposals intended to be included in the proxy materials pursuant to Rule 14a-8, review a copy of our Bylaws, as amended and restated to date, which can be found at http://www.intuitivesurgical.com or, without charge, from our Corporate Secretary at the address below:

Intuitive Surgical, Inc.

Attn: Corporate Secretary

1266 Kifer Road, Building 101

Sunnyvale, CA 94086-5304

DIRECTORS AND CORPORATE GOVERNANCE

General Information

The Board of Directors, which is divided into three classes, has nine authorized seats. Three Class II directors are to be elected at the Annual Meeting to serve a three-year term expiring at the 2014 Annual Meeting of Stockholders or until a successor has been elected and qualified. The remaining six directors will continue to serve their respective terms.

Our Bylaws provide for a majority voting standard in uncontested elections of directors. As such, in an election where the number of nominees for director does not exceed the number of directors to be elected, a nominee for director will be elected to the Board of Directors if the number of shares voted for the nominee exceeds the number of shares voted against the nominee. The required quorum for a meeting of the Company’s stockholders is a majority of the outstanding shares of common stock entitled to vote at the meeting. The majority voting standard would not apply, however, if the number of nominees for director exceeds the number of directors to be elected. In that case, the nominees receiving the highest number of affirmative votes of the shares entitled to vote at the meeting would be elected.

The majority voting standard will apply to the election taking place at the meeting. Consequently, in order to be elected, a nominee must receive more “for” votes than “against” votes. Proxies may not be voted for more than the three nominees, and stockholders may not cumulate votes in the election of directors. In the event any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee, if any, who may be designated by the Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director.

Our Board is currently composed of a group of leaders with broad and diverse experience in many fields, including: management of large global enterprises; technology and innovation leadership; healthcare; financial services; legal and compliance; and corporate governance. In these positions, they have also gained significant and diverse management experience, including industry knowledge, strategic and financial planning, public company financial reporting, compliance, risk management and leadership development. Many of the directors also have experience serving as executive officers, or on board of directors and board committees of other public companies, and have an understanding of corporate governance practices and trends. Other directors have significant academic and research experience and bring unique perspectives to the Board. The biographies below describes the skills, qualities, attributes and experiences of each of the nominees that led the Board to determine that it is appropriate to nominate these directors.

The Governance and Nominating Committee of the Board and the Board believe the skills, qualities, attributes and experiences of its current directors and director nominees provide the Company with business acumen and a diverse range of perspectives to engage each other and management to effectively address the evolving need of the Company and represent the best interests of the Company’s stockholders.

The names of the nominees and directors, their ages as of February 15, 2011 and certain other information about them are set forth below:

Name of Director	Age	Principal Occupation	Director Since

Class I Directors with term expiring at the 2013 Annual Meeting:
Amal M. Johnson	58	Chairman of the Board and Former Chief Executive Officer, MarketTools, Inc.	2010
Eric H. Halvorson	61	Former President and Chief Operating Officer, Salem Communications Corporation	2003
Alan J. Levy, Ph.D.	73	Chief Executive Officer, Incline Therapeutics, Inc.	2000

Class II Directors with term expiring at the 2011 Annual Meeting:
Robert W. Duggan*	66	Chief Executive Officer and Chairman of the Board, Pharmacyclics	2003
Floyd D. Loop, M.D.	74	Former Chief Executive Officer, The Cleveland Clinic	2005
George Stalk Jr.	60	Senior Advisor, Boston Consulting Group	2007

Class III Directors with term expiring at the 2012 Annual Meeting:
Gary S. Guthart, Ph.D.	45	President and Chief Executive Officer, Intuitive Surgical, Inc.	2009
Mark J. Rubash	53	Chief Financial Officer, Shutterfly, Inc.	2007
Lonnie M. Smith	66	Chairman of the Board/Executive Officer and Former Chief Executive Officer, Intuitive Surgical, Inc.	1997

*	Craig H. Barratt, Ph.D., age 48, has been nominated by the Board to serve as a Class II director effective following his election at the Annual Meeting in the place of current director Robert W. Duggan.

The principal occupations and positions and directorships for at least the past five years of our directors and director nominees, as well as certain information regarding their individual experience, qualifications, attributes and skills that led our Board of Directors to conclude that they should serve on the board, are described below. There are no family relationships among any of our directors or executive officers.

Class I Directors Continuing in Office until the 2013 Annual Meeting of Stockholders

Amal M. Johnson has been a member of our Board of Directors since April 2010. Ms. Johnson is currently the chairman of MarketTools, Inc., a software and services company, which she joined in March 2005 as chief executive officer. Prior to joining MarketTools, Inc., Ms. Johnson was a general partner at Lightspeed Venture Partners, focusing on enterprise software and infrastructure, from March 1999 to March 2004. Previously, Ms. Johnson was president of Baan Supply Chain Solutions, an enterprise resource planning, or ERP, software company, from January 1998 to December 1998, president of Baan Affiliates, an ERP software company, from January 1997 to December 1997, and president of Baan Americas, from October 1994 to December 1996. Prior to that, Ms. Johnson served as president of ASK Manufacturing Systems, a material requirements planning software company, from August 1993 to July 1994 and held executive positions at IBM from 1977 to June 1993. Ms. Johnson also serves on the board of directors of MarketTools, Inc. and Mellanox Technologies, Ltd. Ms. Johnson holds a Bachelor of Arts in Mathematics and Physics from Montclair State University and performed graduate coursework in computer science at Stevens Institute of Technology. Ms. Johnson is located in the United States.

Ms. Johnson brings to the Board of Directors over three decades of leadership experience, including service as the Chairman of the Board and chief executive officer of a technology company. Her leadership, strategic and innovative insight makes her a valuable contributor to our Board.

Eric H. Halvorson has been a member of our Board of Directors since our acquisition of Computer Motion in June 2003. Mr. Halvorson joined Computer Motion in July 2002 as a member of its Board of Directors. He has been an Adjunct Professor of Law at Pepperdine University School of Law since August 2009. Currently, Mr. Halvorson serves as of-counsel at the law firm, Stowell, Zeilenga, Ruth, Vaughn & Treiger, LLP. Mr. Halvorson was President and Chief Operating Officer of Salem Communications Corporation from 2007 to 2008. He was Executive Vice President and Chief Operating Officer of Salem Communications Corporation from 1995 to 2000. Prior to becoming Chief Operating Officer, he was the company’s Vice President and General Counsel for 10 years. Mr. Halvorson served on the Board of Directors of Salem Communications Corporation from 1988 to 2008. From 2000 to 2003 and 2005 to 2007, he was a Visiting Professor of Business Law and Accounting and Executive in Residence at Pepperdine University and the Pepperdine Law School. From June 2003 to February 2005, Mr. Halvorson served as President and Chief Executive Officer of The Thomas Kinkade Company. Mr. Halvorson was a partner at Godfrey and Kahn, a law firm based in Milwaukee, Wisconsin from 1976 until 1985. Mr. Halvorson holds a B.S. in Accounting from Bob Jones University and a J.D. from Duke University School of Law.

Mr. Halvorson’s background as an accomplished business leader, a professor and his financial acumen are valuable assets to the Board as it focuses on our further expansion in the global marketplace.

Alan J. Levy, Ph.D. has been a Venture Partner at Frazier Healthcare Ventures since 2007. Currently he is the Chief Executive Officer of Incline Therapeutics, Inc., a company developing a novel drug/device product to treat post-operative pain. He served as Chairman of the Board of Directors of Northstar Neuroscience, Inc., a medical device company he co-founded, from 2007 to 2009. Prior to that, he was the President and Chief Executive Officer of Northstar Neuroscience, Inc. from 1999 to 2007. From 1993 to 1998, Dr. Levy served as President and Chief Executive Officer of Heartstream, Inc., a medical device company that was acquired by Hewlett-Packard in 1998. Prior to joining Heartstream, he was President of Heart Technology, Inc., a medical device company that was acquired by Boston Scientific in 1995. Before joining Heart Technology, Dr. Levy was Vice President of Research and New Business Development and a member of the board of Ethicon, a division of Johnson & Johnson. Dr. Levy holds a B.S. in Chemistry from City University of New York and a Ph.D. in Organic Chemistry from Purdue University. Dr. Levy currently serves as a director of several private companies and non-for-profit organizations.

Dr. Levy’s qualifications to serve on our Board include extensive experience in the medical field, including his service as the chief executive officer for two medical device companies. Dr. Levy has a deep understanding of physicians and other health care providers who are central to the use and development of our products.

Class II Directors Nominees for Election for a Three-Year Term Expiring at the 2014 Annual Meeting of Stockholders

Dr. Floyd D. Loop has been a member of our Board of Directors since 2005. Dr. Loop served the Cleveland Clinic Foundation for 35 years, holding leadership positions including Chairman of the Department of Thoracic and Cardiovascular Surgery, Chief Executive Officer and Chairman of the Board of Governors (1989-2004). Dr. Loop and his colleagues at the Cleveland Clinic were responsible for developing the use of arterial conduits in coronary artery surgery, for innovations in valve repair and for pioneering technical improvements for re-operations. Dr. Loop has served as the President of the American Association for Thoracic Surgery, as a Director of the American Board of Thoracic Surgery, and as a member of the Medicare Payment Advisory Commission. He has received Honorary Doctor of Science degrees from Cleveland State University, St. Louis University and Purdue University. Dr. Loop is an internationally recognized cardiovascular surgeon, a recipient of the American Heart Association Citation for International Service, and the American College of Cardiology Cummings Humanitarian Award. Dr. Loop received his undergraduate degree from Purdue University and his M.D. from The George Washington University, Washington, D.C. Dr. Loop currently serves on the public board of directors of Tenet Healthcare Corporation and other private corporate boards. In 2009, his book Leadership and Medicine was published.

With over 45 years of experience in the healthcare industry and with his experience as a leader, innovator and practicing cardiologist, Dr. Loop provides the Board of Directors with insights and knowledge of medicine and health care from multiple perspectives.

George Stalk Jr. is currently a Senior Advisor and Fellow at The Boston Consulting Group (BCG) in the Toronto Office. Prior to that, until December 2008, Mr. Stalk served as a Senior Partner and Fellow at BCG. Mr. Stalk started with BCG in Boston in 1978 and has been with the firm’s Tokyo and Chicago offices as well. In addition, Mr. Stalk is also an Adjunct Professor of Strategy at the Rotman School of Business-University of Toronto. Mr. Stalk received a B.S. in Engineering Mechanics from the University of Michigan, M.S. in Aeronautics and Astronautics from Massachusetts Institute of Technology and M.B.A. from Harvard Business School. Mr. Stalk has led BCG’s worldwide innovation efforts and co-authored several best-selling books on business strategy.

Mr. Stalk’s qualifications to serve on our Board include his extensive consulting experience with companies at a variety of stages. His financial expertise, experience in the oversight of risk management, and a thorough knowledge and understanding of capital markets provides valuable insight with regard to corporate governance and financial matters.

Craig H. Barratt, Ph.D. has served as President and Chief Executive Officer and director of Atheros Communications, Inc., a fabless semiconductor company, since 2003. Prior to joining Atheros as Vice President of Technology in 2002, Dr. Barratt held a number of positions at ArrayComm, Inc., a company specializing in multi-antenna signal processing. Dr. Barratt holds Ph.D. and Master of Science degrees from Stanford University, as well as a Bachelor of Electrical Engineering degree and a Bachelor of Science degree in pure mathematics and physics from Sydney University in Australia. Dr. Barratt is a co-inventor of a number of U.S. patents in fields including wireless communications and medical imaging and has co-authored a book on linear controller design.

On January 5, 2011, Qualcomm Incorporated and Atheros entered into an agreement and plan of merger whereby Qualcomm intends to acquire Atheros. The transaction, which is subject to customary closing conditions, is expected to close in the first half of 2011. Upon close, Dr. Barratt is expected to join Qualcomm as President of Qualcomm Networking and Connectivity.

Dr. Barratt’s qualification to serve on our board includes his leadership of a high growth and high technology company competing globally and his experience in bringing innovative technologies to the marketplace.

Class III Directors Continuing in Office until the 2012 Annual Meeting of Stockholders

Gary S. Guthart, Ph.D. joined Intuitive Surgical in April 1996. Effective January 2010, Dr. Guthart was appointed as the Chief Executive Officer. In July 2007, he was promoted to President. Prior to that, in February 2006, Dr. Guthart assumed the role of Chief Operating Officer. Prior to joining Intuitive, Dr. Guthart was part of the core team developing foundation technology for computer enhanced-surgery at SRI International (formerly Stanford Research Institute). Dr. Guthart is currently a member of the Board of Directors of Affymetrix, Inc. He received a B.S. in Engineering from the University of California, Berkeley and an M.S. and Ph.D. in Engineering Science from the California Institute of Technology.

Dr. Guthart brings to the Board of Directors leadership, extensive business, operating, financial and scientific experience, and tremendous knowledge of our Company and the medical device industry. In addition, Dr. Guthart brings his broad strategic vision for our Company to the Board of Directors and his service as the CEO of Intuitive creates a critical link between management and the Board, enabling the Board to perform its oversight function with the benefits of management’s perspectives on the business.

Mark J. Rubash joined our board in October 2007. Mr. Rubash is the Chief Financial Officer at Shutterfly, Inc. Prior to joining Shutterfly in November 2007, Mr. Rubash was the Chief Financial Officer of Rearden Commerce from August 2007 to November 2007 and previous to that, Mr. Rubash was a Senior Vice President at Yahoo! Inc. from February 2007 to August 2007. Prior to joining Yahoo!, Mr. Rubash held various senior positions at eBay Inc from February 2001 to July 2005. From January 2000 to November 2000, Mr. Rubash was the Chief Financial Officer at Critical Path, Inc. From October 1987 to January 2000, Mr. Rubash was an audit partner at PriceWaterhouseCoopers, where he was most recently the Global Leader for their Internet Industry Practice and Practice Leader for their Silicon Valley Software Industry Practice. Mr. Rubash received his B.S. in Accounting from California State University Sacramento. Mr. Rubash is currently a member of the Board of Directors and Chairman of the Audit Committee of Line 6 Corporation, a privately-held music products manufacturer and a member of the Board of Directors of Iron Planet, Inc., an online auction company for construction and agricultural equipment.

Mr. Rubash’s qualifications to serve on our Board of Directors include his extensive experience with public and financial accounting matters and risk management, which enable him to make valuable contributions to our Board and Audit Committee, including by serving as our Audit Committee Chairman and financial expert.

Lonnie M. Smith joined Intuitive Surgical in June 1997 from Hillenbrand Industries, where he was Senior Executive Vice President. Mr. Smith joined Hillenbrand in 1978 and during his tenure he was also a member of the Executive Committee, the Office of the President and the Board of Directors. Mr. Smith has also held positions with The Boston Consulting Group and IBM Corporation. Mr. Smith received his B.S.E.E. from Utah State University and an M.B.A. from Harvard Business School. In January 2010, Mr. Smith resigned as the Chief Executive Officer of Intuitive Surgical. Mr. Smith remains as the Chairman of the Board as well as an executive officer of the Company.

Having been the CEO until 2009, Mr. Smith brings vast knowledge of the Company’s business, structure, history and culture to the Board and the Chairman position.

Board Size

The number of directors constituting the full Board is currently set at nine. The Board of Directors will evaluate the appropriateness of the size of the Board from time to time. In establishing its size, the Board, as recommended by the Governance and Nominating Committee, considers a number of factors, including (i) resignations and retirements from the current Board; (ii) the availability of appropriate and qualified candidates; (iii) balancing the desire of having a small enough Board to facilitate deliberations with, at the same time, having a large enough Board to have the diversity of knowledge, experience, skills and expertise so that the Board and its committees can effectively perform their responsibilities in overseeing the Company’s business and (iv) the goal of having an appropriate mix of inside and independent directors.

Our Board is currently composed of a group of leaders with broad and diverse experience in many fields, including: management of large global enterprises; technology and innovation leadership healthcare; financial services; legal and compliance; and corporate governance. Our Board members have acquired these diverse skills through their accomplished careers and their service as directors of a wide range of other public and private companies.

Nomination Process

The Governance and Nominating Committee identifies director nominees by reviewing the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into consideration the current Board members and the specific needs of the Company and the Board.

The Governance and Nominating Committee will consider nominees recommended by stockholders, and any such recommendations should be forwarded to the Governance and Nominating Committee in writing at our executive offices as identified in this Proxy Statement. Such recommendations should include the following information:

•	such information as may be reasonably necessary to determine whether the recommended director candidate is independent from the security holder that has recommended the candidate;

•	such information as may be reasonably necessary to determine whether the director candidate is qualified to serve on the Audit Committee; and

•	such information as may be reasonably necessary to determine whether the director candidate meets the independence standards of the NASDAQ Stock Market.

We will also request such other information as may reasonably be required to determine whether each person recommended by a security holder meets the criteria listed below and to enable us to make appropriate disclosures to the security holders entitled to vote in the election of directors. Any recommendations received from stockholders will be evaluated in the same manner as potential nominees suggested by board members, management or other parties.

The Governance and Nominating Committee evaluates director candidates based upon a number of criteria, including:

•	commitment to promoting the long term interests of our security holders and independence from any particular constituency;

•	professional and personal reputations that are consistent with our values;

•

broad general business experience and acumen, which may include experience in management, finance, marketing and accounting, across a broad range of industries with particular emphasis on healthcare and medical device industries, along with experience operating at a policy-making level in an appropriate business, financial, governmental, educational, non-profit, technological or global field;

•	a high level of personal and professional integrity;

•	adequate time to devote attention to the affairs of our Company;

•	such other attributes, including independence, relevant in constituting a board that also satisfies the requirements imposed by the SEC and the NASDAQ Stock Market; and

•

Board balance in light of our Company’s current and anticipated needs and the attributes of the other directors and executives, including those backgrounds and perspectives with respect to age, gender and ethnic background.

Board Responsibilities

The Board’s primary responsibility is to seek to maximize long-term stockholder value. The Board selects the CEO of the Company, monitors management’s and the Company’s performance, and provides advice and counsel to management. Among other things, the Board at least annually reviews the Company’s long-term strategy, longer-term business plan and an annual budget for the Company. The Board also reviews and approves transactions in accordance with guidelines that the Board may adopt from time to time. In fulfilling the Board’s responsibilities, directors have full access to the Company’s management, external auditors and outside advisors. With respect to the Board’s role in risk oversight of the Company, the Board of Directors discusses the Company’s risk exposures and risk management of various parts of the business, including appropriate guidelines and policies to minimize business risks and major financial risks and the steps management has undertaken to control them.

Board Leadership

The Company is focused on its corporate governance practices and values independent board oversight as an essential component of strong corporate performance to enhance stockholder value. Our commitment to independent oversight is demonstrated by the fact that all of our directors, except our Chairman, and President and Chief Executive Officer, are independent. In addition, all of the members of our Board’s committees are independent. Our Board of Directors acts independently of management and regularly holds independent director sessions of the Board without members of management present.

Mr. Smith is the Chairman of our Board of Directors and Dr. Guthart is our President and Chief Executive Officer. Dr. Guthart is also a member of the Board of Directors. Our Board of Directors has determined that the separation of the roles of Chairman of the Board and Chief Executive Officer is appropriate at this time as it allows our Chief Executive Officer to focus primarily on management and strategy responsibilities, while allowing our Chairman to focus on leadership of the Board, providing feedback and advice to the Chief Executive Officer and providing a channel of communication between the Board members and the Chief Executive Officer. The Chairman of the Board presides over all Board meetings and works with the Chief Executive Officer to develop agendas for Board meetings. The Chairman advises the Chief Executive Officer and other members of senior management on business strategy and leadership development. He also works with the Board to drive decisions about particular strategies and policies and, in concert with the independent Board committees, facilitates a performance evaluation process of the Board. We do not have a lead independent director. Our Board believes that the current board leadership structure is best for the Company and its stockholders at this time.

Board Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Governance and Nominating committee. Our Board of Directors and its committees set schedules to meet throughout the year and also can hold special meetings and act by written consent from time to time, as appropriate. Our Board of Directors has delegated various responsibilities and authority to its committees as generally described below. The committees will regularly report on their activities and actions to the full Board of Directors. Each committee of our Board of Directors has a written charter approved by our Board of Directors which is available on our website at http://www.intuitivesurgical.com.

During 2010, our Board of Directors held four meetings and each director attended all of those meetings. Members of the Board and its committees also consulted informally with management from time to time and acted at various times by written consent without a meeting during 2010.

The following table reflects the current membership of each Board committee:

Name	Committee Membership
	Audit Committee	Governance and Nominating Committee	Compensation Committee
Eric H. Halvorson	✓		Chair
Amal M. Johnson			✓
Alan J. Levy, Ph.D.		Chair	✓
Floyd D. Loop, M.D		✓
Mark J. Rubash	Chair
George J. Stalk Jr.	✓	✓

Audit Committee

The Audit Committee assists the full Board of Directors in its general oversight of our financial reporting, internal controls, and audit functions, and is directly responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. The Audit Committee reviews and discusses with management and our independent registered public accounting firm the annual audited and quarterly financial statements (including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), reviews the integrity of the financial reporting processes, both internal and external, reviews the qualifications, performance and independence of our registered public accounting firm, and prepares the Audit Committee Report included in our Proxy Statement in accordance with rules and regulations of the SEC.

All of the Audit Committee members meet the existing independence and experience requirements of the NASDAQ Stock Market and the SEC. In 2010, the Audit Committee met eight times and each then-current member of the Audit Committee attended all of those meetings. The Board of Directors has determined that Mr. Rubash is an “Audit Committee Financial Expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee has engaged Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011. A copy of the Audit Committee charter can be found on the Company’s website at http://www.intuitivesurgical.com.

Governance and Nominating Committee

The Governance and Nominating Committee is responsible for matters relating to the corporate governance of our Company and the nomination of members of the Board and committees thereof. All of the Governance and Nominating Committee members meet the existing independence and experience requirements of the NASDAQ Stock Market and the SEC. In 2010, the Governance and Nominating Committee met three times and all members of the Committee, except Mr. Stalk, attended all of those meetings. Mr. Stalk did not attend one meeting. The Governance and Nominating Committee operates under a charter that was amended during July 2010 and a copy of the charter can be found on the Company’s website at http://www.intuitivesurgical.com.

Compensation Committee

The Compensation Committee establishes our executive compensation policy, determines the salary and bonuses of our executive officers, approves corporate goals and recommends to the Board of Directors stock option grants for our executive officers. The Compensation Committee reviews and discusses with management the disclosure regarding executive compensation and inclusion of the Compensation Discussion and Analysis (“CD&A”) included in our annual Proxy Statements.

All of the Compensation Committee members meet the existing independence and experience requirements of the NASDAQ Stock Market and the SEC. In 2010, the Compensation Committee met two times and all members of the Compensation Committee attended all of those meetings. The Compensation Committee operates under a charter which can be found on the Company’s website at http://www.intuitivesurgical.com.

Compensation Committee Interlocks and Insider Participation

During 2010, the Compensation Committee consisted of Eric H. Halvorson, Amal M. Johnson and Alan J. Levy, Ph.D., none of whom is a present or former officer or employee of our Company. In addition, during 2010, none of our officers had an “interlock” relationship, as that term is defined by the SEC, to report.

Attendance at the Annual Meeting

We encourage, but do not require, our Board members to attend the annual meeting of stockholders. All members of the Board of Directors attended our 2010 Annual Meeting of Stockholders.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Director Compensation Table

The following Director Compensation Table sets forth summary information concerning the compensation paid to our non-employee directors in 2010 for services to our Company.

Name	Fees earned or paid in cash ($)	Option Awards ($) (9)	Total ($)
Robert W. Duggan(1)	45,000	351,271	396,271
Eric H. Halvorson(2)	59,500	351,271	410,771
Amal M. Johnson(3)	34,750	826,390	861,140
Alan J. Levy, Ph.D.(4)	59,000	351,271	410,271
Floyd D. Loop, M.D(5)	47,500	351,271	398,771
Mark J. Rubash(6)	65,500	351,271	416,771
George J. Stalk Jr.(7)	52,500	351,271	403,771
Keith Grossman(8)	19,250	—	19,250

Total	383,000	2,934,016	3,317,016

(1)	29,938 options were outstanding as of 12/31/10, of which 26,750 were exercisable as of 12/31/10
(2)	9,438 options were outstanding as of 12/31/10, of which 6,250 were exercisable as of 12/31/10
(3)	7,500 options were outstanding as of 12/31/10, of which none were exercisable as of 12/31/10
(4)	19,938 options were outstanding as of 12/31/10, of which 16,750 were exercisable as of 12/31/10
(5)	27,438 options were outstanding as of 12/31/10, of which 24,250 were exercisable as of 12/31/10
(6)	27,438 options were outstanding as of 12/31/10, of which 24,250 were exercisable as of 12/31/10
(7)	10,772 options were outstanding as of 12/31/10, of which 7,584 were exercisable as of 12/31/10
(8)	Mr. Grossman’s directorship with the Company ceased on April 21, 2010. As a result, he did not receive any option awards in 2010.
(9)	The amounts in this column represent the grant date fair value of options granted in 2010. Ms. Johnson received an initial option to purchase 7,500 shares of the Company’s stock, while each continuing non-employee director received an option to purchase 3,188 shares of the Company’s common stock, granted on April 22, 2010 with an exercise price of $365.98 per share, based on the NASDAQ close price on the day prior to the grant date, pursuant to the 2000 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”). See Note 9 of the notes to our Consolidated Financial Statements contained in our Annual Report on Form 10-K filed on February 1, 2011 for a discussion of all assumptions made by us in the valuation of the equity awards.

The Company reimburses its non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors of the Company. Employee directors are not compensated for Board services in addition to their regular employee compensation.

Annual cash compensation: During fiscal 2010, each non-employee member of the Board of Directors was eligible to receive the following cash compensation: (1) annual retainer for each member of the Board of $25,000; (2) additional retainers for service as a committee chairperson ($15,000 for Audit Committee, $10,000 for all other committees); (3) meeting fees for attendance at meetings of the Board of $5,000; (4) meeting fees for the attendance of committee meetings $1,000; and (5) meeting fees for telephonic attendance of each Board or committee meetings of $500.

Equity Compensation: During fiscal 2010, each non-employee member of the Board of Directors was eligible to receive stock awards under the terms of the Directors’ Plan. New non-employee members of the Board receive an initial option grant to purchase 7,500 shares of the Company’s common stock with one-third of the shares vesting after one year from the date of grant and 1/36 th of the shares vesting monthly thereafter. Continuing non-employee members of the Board of the Directors who have served at least six months receive an annual option grant of 3,188 (reduced to 2,750 effective in February 2011) shares of common stock, to be granted on the date of the Annual Meeting.

EXECUTIVE OFFICERS OF THE COMPANY

The Company’s executive officers as of December 31, 2010 and their ages as of February 15, 2011, are as follows:

Name	Age	Position
Gary S. Guthart	45	President and Chief Executive Officer
Lonnie M. Smith	66	Executive Officer and Chairman of the Board
Jerome J. McNamara	53	Executive Vice President, Worldwide Sales and Marketing
Marshall L. Mohr	55	Senior Vice President and Chief Financial Officer
Mark J. Meltzer	61	Senior Vice President and General Counsel
Augusto V. Castello	53	Senior Vice President, Product Operations

The principal occupations and positions for at least the past five years of the executive officers named above are as follows:

Gary S. Guthart, Ph.D. Please see “Directors and Corporate Governance” section above.

Lonnie M. Smith. Please see “Directors and Corporate Governance” section above.

Jerome J. McNamara joined Intuitive Surgical in April 1999. In July 2007, Mr. McNamara was promoted to Executive Vice President, Worldwide Sales and Marketing. Prior to joining Intuitive Surgical, Mr. McNamara was the Vice President at Valleylab. Prior to Valleylab, Mr. McNamara worked at United States Surgical Corporation for nearly 17 years where he held positions in senior sales management, marketing and national accounts. Mr. McNamara graduated from the University of Pennsylvania with a B.A. degree in Biology.

Marshall L. Mohr joined Intuitive Surgical in March 2006. Prior to that, Mr. Mohr was Vice President and Chief Financial Officer of Adaptec, Inc. Prior to joining Adaptec in July 2003, Mr. Mohr was an audit partner with PricewaterhouseCoopers where he was most recently the managing partner of the firm’s west region technology industry group and led its Silicon Valley accounting and audit advisory practice. Mr. Mohr received his B.B.A. in Accounting and Finance from Western Michigan University. Mr. Mohr serves on the corporate boards of Plantronics, Inc. and Atheros Communications, Inc.

Mark J. Meltzer joined Intuitive Surgical in December 2007. Prior to joining Intuitive Surgical, Mr. Meltzer served as General Counsel of FoxHollow Technologies Inc from October 2004. Prior to FoxHollow, Mr. Meltzer has also served as General Counsel for Epicor Medical Inc. and Ventritex Inc. Mr. Meltzer graduated cum laude from UC Berkeley with a B.S. degree in electrical engineering. He received his J.D. from UC Hastings where he served on the law review. Mr. Meltzer, a registered patent attorney, was appointed as a special master in federal court where he assisted in the evaluation and administration of complex patent cases. Mr. Meltzer has tried cases to juries and has argued before the Ninth Circuit Court of Appeals. His pro bono work has included the representation of indigents and non-profits before courts and administrative agencies and volunteer service in federal anti-poverty programs.

EXECUTIVE COMPENSATION

Compensation Committee Report

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act except to the extent that the Company specifically incorporates it by reference into such filing.

The Compensation Committee consists of three Non-Employee Directors: Messrs. Halvorson and Levy and Ms. Johnson, each of whom the Board has determined is independent under the applicable NASDAQ and SEC rules. The Compensation Committee has certain duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on the Company’s website at www.intuitivesurgical.com.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the section entitled “Compensation Discussion and Analysis” of this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement for the Annual Meeting.

Members of the Compensation Committee

Eric H. Halvorson (Chairman)	Amal M. Johnson	Alan J. Levy, Ph.D.

This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to expectations concerning matters that are not historical facts. Words such as “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “may,” “will,” “could,” “should,” “would,” and similar words and expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements related to risks associated with our compensation programs. Readers are cautioned that these forward-looking statements are based on current expectation and are subject to risks, uncertainties, and assumptions that are difficult to predict. We undertake no obligation to revise or update any forward-looking statements for any reason.

Compensation Discussion & Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for 2010 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

This section explains the Company’s executive compensation program as it relates to the following “named executive officers” or NEOs as of December 31, 2010 whose compensation information is presented in the tables following this discussion in accordance with SEC rules:

Name	Position
Gary S. Guthart	President and Chief Executive Officer
Lonnie M. Smith	Executive Officer and Chairman of the Board
Jerome J. McNamara	Executive Vice President, Worldwide Sales and Marketing
Marshall L. Mohr	Senior Vice President and Chief Financial Officer
Mark J. Meltzer	Senior Vice President and General Counsel

Executive Summary

The Company’s goal for its executive compensation program is to attract and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in driving da Vinci surgery to the broadest number of patients. The Company seeks to accomplish this goal in a way that is aligned with the long-term interests of the Company’s stockholders. The Compensation Committee oversees the executive compensation program and determines the compensation for the Company’s executive officers. The Company believes the compensation program for the named executive officers was instrumental in helping the Company achieve strong financial performance in the continually challenging macroeconomic environment.

In 2010, the Company’s revenue grew to $1,413 million, an increase of 34% over the prior year. Net income also increased to $381.8 million in 2010, an increase of 64% over the prior year. The Company generated cash flows from operating activities of $528.8 million driving a cash and investments balance at the end of 2010 of $1,608.9 million, an increase of $436.9 million over the prior year.

In 2010, each named executive officer was a member of the Company’s executive team. Each named executive officer is expected to contribute as a member of the executive team to the Company’s overall success rather than merely achieve specific objectives within that officer’s area of responsibility.

The Company continues to rely on long-term equity awards in the form of stock options to attract and retain an outstanding executive team and to ensure a strong connection between the executive compensation program and the long-term interests of the Company’s stockholders. Stock options are granted to the named executive officers annually, on February 15th (or the next business day if February 15th is not a business day) and vest 1/8 at the end of six months and 1/48 each month through the end of a four-year vesting period.

The Company places less emphasis on total cash compensation than on long-term equity awards. The design of the Company’s annual performance-based cash bonus program (“Corporate Incentive Plan” or “CIP”) for 2010 was set at 60% of base salary for the Chief Executive Officer (“CEO”) and 40% of base salary for the other NEOs, except Mr. McNamara. Mr. McNamara is not subject to the CIP; instead, Mr. McNamara’s incentive plan is based on the Company’s Commission Plan (the “Commission Plan”) for our sales executives. As noted below, these target bonus opportunities are lower than the range commonly provided by peer companies.

The CIP is funded based on a predetermined increase in operating income goal, excluding non-cash stock compensation expense, and paid out to executives based on predetermined team performance goals. The team performance goals are related to market expansion, product development, manufacturing and quality, efficiency and cost performance and other areas directed at long-term stockholder value growth. Target and maximum levels are established for operating income and most performance goals which drive bonuses to be paid anywhere from 80% to 125% of the targets outlined above.

The Company achieved the 125% operating income goal and most of the team performance goals resulting in the Compensation Committee awarding the NEOs CIP payout at 118% to 121% of the individual goals outlined above. Mr. McNamara exceeded all of his sales and performance targets and the Compensation Committee awarded him a Commission Plan payout at 122% of his target. See “The Role of Cash Compensation” section below for more discussion on the CIP.

In 2010, each of the named executive officers received an increase in base salary following a review of each named executive officer’s performance, the Company’s financial results and the competitive environment, as discussed above. See “Base Salaries” and “Base Salary Increases” sections below for more discussion on the determination of NEO base salaries.

The first part of the Compensation Discussion and Analysis, titled “Executive Compensation Philosophy,” discusses in greater detail the Company’s philosophy and approach to executive compensation. The second part of the Compensation Discussion and Analysis, entitled “Compensation Decisions for 2010,” discusses the Compensation Committee’s compensation decisions for the named executive officers in 2010.

EXECUTIVE COMPENSATION PHILOSOPHY

Goal of Executive Compensation Program

The Company’s goal for its executive compensation program is to attract and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in driving da Vinci surgery to the broadest number of patients. The Company seeks to accomplish this goal in a way that is aligned with the long-term interests of the Company’s stockholders.

Determining Compensation for the Named Executive Officers

Team-Based Approach and Performance Expectations. Each of the named executive officers is a member of the Company’s executive team. The compensation program for the named executive officers rests on two principles. First, each executive officer must demonstrate exceptional personal performance in order to remain part of the executive team. The Company believes that executives who underperform should be removed from the executive team and have their compensation adjusted accordingly, or be dismissed from the Company. Second, each executive officer must contribute as a member of the team to the Company’s overall success rather than merely achieve specific objectives within that officer’s area of responsibility. Because of this team-based approach, the Company carefully considers the relative compensation levels among all members of the executive team. Accordingly, the Company’s executive compensation program is designed to be internally consistent and equitable in order to further the Company’s success and achieve the goal of the executive compensation program. The reasons for differences in the amounts awarded to each of the named executive officers relate primarily to the experience, responsibilities and performance of each named executive officer.

Emphasis on Long-Term Equity Awards. The Company relies on long-term equity awards in the form of time-vested stock options because the Company believes stock options are the most effective compensation element for attracting entrepreneurial, creative executives and promoting their long-term commitment to the Company. To help promote retention, the Company’s stock option awards typically vest 1/8 at the end of six months and 1/48 per month thereafter through a four year period and have a ten year term. Annual stock option awards are granted on February 15th (or the next business day if February 15th is not a business day). Awards are determined based on the contributions of the NEO during the prior year, on an assessment of the NEO’s ability to contribute to the Company in future periods and the retention goals of the Company. The emphasis on long-term equity awards also is designed to align the interests of the named executive officers with the Company’s stockholders by ensuring that executives have a significant portion of their compensation tied to long-term stock price performance.

Discretion and Judgment of the Compensation Committee. The Compensation Committee determines all compensation for the named executive officers based on their interactions with them as well as Dr. Guthart’s recommendation. All three Compensation Committee members are independent directors under the applicable NASDAQ and SEC rules. Each year, the Compensation Committee conducts an evaluation of each named executive officer to determine if changes in the officer’s compensation are appropriate based on the considerations described below. At the Compensation Committee’s request, Dr. Guthart reviews with the Compensation Committee the performance of the other named executive officers. The Compensation Committee gives considerable weight to Dr. Guthart’s evaluations of the other named executive officers because of his direct knowledge of each executive officer’s performance and contributions.

In exercising its discretion to determine compensation, the Compensation Committee carefully considers the experience, responsibilities and performance of each named executive officer and the Company’s overall financial performance. The Company recognizes that executive compensation practices are influenced by a wide range of complex factors, including changes in strategic goals, changing economic and industry conditions, accounting requirements and tax laws, and evolving governance trends. As a result, the Compensation Committee’s discretion and judgment are critical to designing an executive compensation program that achieves the Company’s goal while also addressing these factors.

The Compensation Committee presents its recommendation regarding the compensation and stock option grants for the named executive officers to the Board of Directors for their approval.

Elements of the Compensation Program

The Company’s executive compensation program is simple in design. The compensation program for the NEOs includes:

•	Long-term equity awards in the form of stock options;

•	Annual performance-based cash bonus awards; and

•	Base salaries.

The named executive officers are also eligible to participate in the Company’s health and welfare programs, Employee Stock Purchase Plan and 401(k) Plan.

The Role of Long-Term Equity Awards

Overview. The Company believes that long-term equity awards in the form of stock options are an extremely important way to attract and retain a talented executive team and align the executives’ interests with the Company’s stockholders. Accordingly, executive compensation is weighted considerably toward long-term equity awards rather than cash compensation. In 2010, long-term equity awards for the named executive officers represented approximately 80% of the officers’ target total compensation. This compares to approximately 50% at peer companies.

Vesting Periods and Ten Year Option Terms Maximize Retention and Support Long-Term Focus. The Company believes granting awards with four year vesting periods and ten year terms creates a substantial retention incentive and also encourages the named executive officers to focus on the Company’s long-term business objectives and long-term stock price performance. Stock options are awarded to employees, including the NEOs, each February 15th (or the next business day if February 15th is not a business day). Exceptions are made for executives who are promoted to the executive team or are recent hires. To determine the size of the stock option awards, the Compensation Committee first establishes a target compensation value to be delivered to the named executive officers through long-term equity awards. In doing so, the Compensation Committee considers various factors, including the following:

•	The emphasis placed on equity in the mix of total compensation;

•	The officer’s experience and performance;

•	The scope, responsibility and business impact of the officer’s position; and

•	The perceived retention value of the total compensation package.

Once the target value has been established, the Compensation Committee determines the number of shares subject to the awards by reference to the current value of the Company’s common stock and presents its recommendations to the Board of Directors for their approval.

Option Grant Practice. The Compensation Committee has delegated the authority to the CEO to make initial option grants, within an approved range, to new employees, excluding Vice Presidents and executive team members. The Compensation Committee approves all grants made under the 2009 Employment Commencement Incentive Plan. During 2010, all initial hire grants were granted once a month on the fifth business day of each month for new hires in the previous month, at an exercise price equal to the closing sales price of our stock on the grant date. The Compensation Committee has also delegated the authority to the CEO to make focal option grants to all employees, excluding Vice Presidents and executive team members. For annual focal option grants to Vice Presidents and executive team members, the Compensation Committee must review and submit its recommendation for approval by the Board of Directors. These focal grants will be made on February 15th or the next trading day if February 15th is not a business day, at an exercise price equal to the closing sales price of our stock on the grant date. This timing enables management and the Compensation Committee to consider performance by both the Company and the individual and balance it against our expectations for the current year.

We do not time the granting of our options with any favorable or unfavorable news released by the Company. The initial grants are based on the timing of date of hire of our new employees. Proximity of any awards to an earnings announcement or other market events is coincidental.

The Role of Cash Compensation

Overview. The Company believes that cash compensation is less effective than long-term equity awards in achieving the goal of the Company’s executive compensation program. Accordingly, target cash compensation for the named executive officers, represented approximately 20% of the officers’ target total compensation in 2010 and is below the median of target cash compensation provided by peer companies. The named executive officers’ cash compensation includes performance-based cash bonus awards and base salaries.

Performance-Based Cash Bonus Awards. The Company’s CIP for non-sales executive officers and Commission Plans for sales executives are designed to reward employees for achieving stretch financial and operating goals that are key to the success of our business and are aligned with the short and long-term interests of our stockholders.

The Company believes that CIP cash bonus awards and commission awards are an important component of the executive compensation program because they reward the named executive officers for achieving the annual performance goals established by the Company. However, the CIP cash bonus awards and commission awards represent a small percentage of the executives’ total compensation because the Company believes that cash bonus awards are less effective in attracting new executive talent than equity compensation, and they promote retention only in the short-term (the bonus performance period). In addition, the Company prefers to emphasize long-term stockholder value creation over annual operating results. Accordingly, the plan is modestly funded relative to peer companies, as reflected by the following:

•	The target bonus of, 60% of base salary for the CEO and 40% for the other NEOs, except Mr. McNamara, are generally lower than those of peer companies;

•

The maximum bonus of 75% of base salary for the CEO and 50% for the other NEOs, except Mr. McNamara, although the Compensation Committee has the power to approve bonus amounts above the maximum for exceptional performance, are generally lower than those of peer companies where maximum bonuses are typically set at two times target.

The Company has established sales commission plans so that senior sales personnel may earn three to four times their base salary. The Company believes that these commission plans are an important part of compensation program for sales personnel as they incent the achievement of short term sales and represent a significant retention tool. Most of the companies that Intuitive Surgical competes with for sales talent are much larger than Intuitive Surgical and provide substantial compensation packages to their employees. The Company believes that these commission plans are competitive in the medical device industry.

CIP Funding. The first step is comprised of an overall CIP plan funding (“Plan Funding”) goal tied to operating income, excluding stock option expense. Generally, the plan begins funding at the previous year’s operating income level, excluding stock option expense, to a maximum funding of 125% of the pool at a predetermined increase in operating income, excluding stock option expense. For 2010, funding was set at operating income for 2009 of $473 million, excluding stock option expense. Maximum funding of 125% of the pool was set at $650 million of operating income, excluding stock option expense. The Compensation Committee has approved the Plan Funding for 2011 to begin at the actual operating income achieved in 2010, excluding stock option expense, of $668 million.

Payout of Funded Amounts. In the second step, amounts funded in the first step are paid to employees based on goals established in the areas of product and market development, manufacturing and quality, efficiency and cost performance and other areas directed at long-term stockholder value enhancement. The amount of our incentive pool that will be paid out as incentive bonuses (Pay-Out Pool) for each NEO as well as each eligible employee is determined by an equal weighting of achievement of the operating income goal and team performance goals. The size of the Pay-Out Pool generally cannot exceed the size of the Plan Funding.

Team performance goals for the NEOs are established at the corporate level and are comprised of procedural growth, system sales growth and revenue growth, and goals related to fixed costs, marketing objectives, customer training effectiveness, product development, regulatory approvals and compliance, new product introductions, quality of production, applied research and intellectual property. Each NEO must contribute as a member of the team to the Company’s overall success rather than merely achieve specific objectives within that officer’s area of responsibility. The corporate level goals are initially established by the executive team and the CEO and then reviewed and approved by the Board of Directors annually at the beginning of the year. Since the specific targets of our corporate performance goals are highly confidential, we do not publicly disclose specific objectives. Revealing specific objectives would provide competitors and other third parties with insights into the Company’s confidential planning process and strategies, thereby causing competitive harm.

The nature of goals and the weighting assigned to each are subject to change annually. Recurring goals are generally set above prior year results and budgeted levels. The performance goals are designed to be aggressive, and there is a risk that payments will not be made at all or will be made at less than 100% of the target amount. The achievement of the goals may be affected by several factors including, but not limited to, the impact of global and regional conditions, credit market and the related impact on health care spending; timing and success of product development and market acceptance of developed products; and regulatory approvals, clearances and restrictions. Due to these factors which are not entirely controlled by the NEOs and the stretch nature of the goal setting, it is relatively difficult to achieve the corporate performance goals. The challenge of the goals and the uncertainty in the environment ensures that any payments under the plan are truly performance-based which is consistent with the plan’s objectives. Each NEO’s share of the Pay-Out Pool will be based upon his or her individual performance and contribution to the achievement of the performance goals.

Our cash incentives for our top sales executives, including one of our NEOs, Mr. McNamara, Executive Vice President, Worldwide Sales and Marketing are tied fully to performance plans which are calculated based on the achievement of predetermined sales metrics, including revenue, surgical procedures completed, contribution margins and fixed costs (the “Commission Plans”). Under these Commission Plans, which are approved by the Compensation Committee at the beginning of the year, the sales executives are assigned target and maximum levels for each metric which are then applied to a scaled bonus rate. The performance pay-out is scaled to the over-achievement of each metric.

Each year, the bonus and commissions structures are reviewed to ensure that the design and payment structure falls in line with our compensation philosophy. At the end of each year, the Compensation Committee determines the amount of the award to be paid to each officer by comparing actual results to the performance goals. The Compensation Committee may, in its discretion, reduce or increase the amount of any individual award based on the officer’s overall performance and his contribution to the achievement of the corporate performance goals.

Base Salaries. The Compensation Committee determines base salaries for each named executive officer based on the executive officer’s role and responsibilities, a review of any applicable market data and individual job performance. The Company believes that base salaries are less important than long-term equity awards in achieving the goal of the Company’s executive compensation program. The de-emphasized role of base salaries as part of the executive compensation program is demonstrated by the fact that base salaries are below the 50th percentile of peer companies for the named executive officers.

Employment Agreements or Other Arrangements

Change in Control Plan. In December 2008, the Board of Directors approved and adopted the Company’s Severance Plan (the “Change in Control Plan”). The Board believes the adoption of the Change in Control Plan is beneficial to our stockholders because it minimizes the uncertainty presented to our valuable workforce in the case of a change in control. Under this plan, all eligible employees of the Company who have been employed at least six months prior to the separation from service date, including executive officers, are entitled to the following severance benefits in the event of a termination of employment without cause or an involuntary separation from service within twelve months after a change in control of the Company:

•

A lump sum cash payment in the amount equal to the sum of six months of such eligible employee’s base compensation (defined in the Change in Control Plan as base salary and target bonus) plus an additional one month of base compensation for every year of such eligible employee’s service with the Company, such severance not to exceed 12 months;

•	Six months of COBRA premiums, provided that such eligible employee elects continued coverage under COBRA; and

•	100% vesting of all outstanding unvested equity awards that the eligible employee then holds.

See “Potential Payment Upon Termination or Change in Control” section below for detailed discussions of the Change in Control Plan and estimates of the compensation that would have been payable to the NEOs, had they been triggered at December 31, 2010.

Other Arrangements. The named executive officers are employed at will. Based on the Company’s philosophy, the compensation program for the named executive officers does not include any of the following pay practices:

•	Employment agreements, except with Mr. Smith as discussed below;

•	Severance arrangements, except for the Change in Control Plan described above;

•	Cash payments made upon a change in control of the Company;

•	Tax reimbursements; and

•	Supplemental executive retirement benefits.

In addition, the Company does not provide any perquisites or change in control benefits to the named executive officers that are not available to other employees.

Employment Agreement with Lonnie Smith. The Company does not have any employment agreements with any named executive officers, except with Mr. Smith. Upon the commencement of Mr. Smith’s new role effective January 2010, the key provisions of his employment agreement with the Company had been amended to an annual salary of $300,000 (further amended to $200,000 per annum effective July 1, 2010 and to $100,000 per annum effective January 1, 2011), a target bonus percentage of 40% (performance-based, not a guaranteed bonus), along with stock options as approved by the Board. Specifically, Mr. Smith was not entitled to any severance under the Company’s Change in Control Plan upon the commencement of his new role effective January 1, 2010. Effective January 1, 2011, Mr. Smith will no longer participate in the Company’s CIP.

Other Considerations

The Role of Compensation Consultants. For 2010, the Compensation Committee did not retain any compensation consultants for executive compensation benchmarking. The Compensation Committee selected and directly retained the services of Compensia, an independent executive compensation consulting firm in mid-2009, which completed a comprehensive compensation analysis on executive compensation for 2009. Our current practice is to review our executive compensation every two years.

The Role of Peer Companies and Benchmarking. While we do not believe that it is appropriate to establish compensation levels based solely on benchmarking, we believe that information regarding pay practices at other companies is nevertheless useful in two respects. First, we recognize that compensation practices must be competitive in the marketplace. Second, independent marketplace information is one of several factors we consider in assessing the reasonableness of compensation. Accordingly, the Compensation Committee approved the engagement of Compensia to assist with updating our peer group and assessing the competitiveness of our executive compensation program in 2009. Peer groups were used for three purposes:

•	Direct Peer Group

•	Primary comparison for all aspects of executive compensation

•	Primary comparison for all aspects of Board compensation

•	Primary comparison for aggregate company equity utilization

•	Reference Peer Group

•	Data source for additional market perspective, in particular labor market competitors

•	Broad Peer Group

•	Secondary reference point used to compare executive compensation

•	Primary comparison for executives not matched to Direct Peers

Two selection criteria were used to establish our Direct Peer Group including:

1.	Revenue ($450 million to $2.25 billion)

2.	Market capitalization ($3 billion to $12 billion)

When compared to our 2008 Direct Peer Group, 100% of the existing direct peers met the revenue criterion; conversely 50% of the direct peers did not achieve the market capitalization criterion. Nevertheless, given recent stock market volatility, we determined to retain these companies and will re-examine whether we should continue to include them in 2011. In 2009, two peers were acquired (Respironics, Advanced Medicals Optics) and one merged (Invitrogen).

In 2009, our Direct Peer Group consisted of Bio-Rad Laboratories, CONMED, Edwards Lifesciences, Haemonetics, Hologic, IDEXX Laboratories, Illumina, Integra LifeSciences Holdings, Inverness Medical Innovations, Kinetic Concepts, Medicis Pharmaceutical, Millipore, ResMed, Sirona Dental Systems, Varian Medical Systems and Waters Corp.

In addition to our direct peers, we created a Reference Peer Group to gain additional perspective on labor market competitors. In 2009, this peer group consisted of Applied Materials, Boston Scientific, Covidien, Johnson & Johnson, KLA-Tencor, Lam Research, Medtronic, Novellus Systems, Smith & Nephew, St. Jude Medical and Stryker.

Finally in 2009, our Broad Peer Group included life sciences industry (“LSI”) and technology industry (“High-Tech”) market norms provided by Radford. A custom data cut from the Radford Life Science Survey consisting of U.S.-based, public, non-subsidiary life science companies with revenues 1/3 to 3x that of the Company was included. Secondarily a custom cut from the Radford Executive Compensation Survey was used with scope factors of U.S.-based, public, non-subsidiary technology companies with revenues 1/3 to 3x and market capitalization to revenues ratio greater than 2x that of the Company.

The Compensation Committee reviews compensation practices at peer companies to inform the Committee’s decision-making process so it can set total compensation levels that it believes are reasonably competitive. The Compensation Committee, however, does not set compensation components to meet specific benchmarks, such as targeting salaries “above the median” or equity compensation “at the 75th percentile.” Furthermore, the Compensation Committee believes that over-reliance on benchmarking can result in compensation that is unrelated to the value delivered by the named executive officers.

The Role of Shareholder Say-on-Pay Votes. In 2011, the Company has provided its stockholders with the opportunity to cast an advisory vote on executive compensation. See Proposal Nos. 3 and 4 below. Although the stockholder vote is non-binding, the Compensation Committee will consider the outcome of the vote when making future compensation decisions for named executive officers.

Tax Deductibility of Compensation Expense. Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that the Company can deduct in any one year for compensation paid to the chief executive officer and the three most highly-compensated named executive officers employed by the Company at the end of the year (other than the Company’s chief financial officer). However, the $1 million deduction limit does not apply to compensation that is performance-based and provided under a plan that has been approved by the Company’s stockholders. While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions as noted above and retains the flexibility to grant awards it determines to be consistent with the Company’s goal for its executive compensation program even if the award is not deductible by the Company for tax purposes.

The awards under the CIP and Commission Plans are not designed to qualify as performance-based compensation under Section 162(m) for tax deductibility. Certain awards under the 2010 Incentive Award Plan, including stock options, may qualify as performance-based compensation under Section 162(m) for tax deductibility.

COMPENSATION DECISIONS FOR 2010

Long-Term Equity Awards

In fiscal 2011, 2010 and 2009, the Compensation Committee authorized the following equity grants for the named executive officers based on its assessment of the factors discussed in the section titled “The Role of Long-Term Equity Awards”:

	Options Granted (#)
NEO	2011	2010	2009
Gary S. Guthart	31,875	37,500	60,000
Lonnie M. Smith	5,000	18,000	60,000
Jerome J. McNamara	25,000	30,000	50,000
Marshall L. Mohr	16,000	18,750	30,000
Mark J. Meltzer	16,000	17,000	30,000

In January 2011, the Compensation Committee approved annual stock grants for certain eligible employees. Given the Company’s commitment of a net three-year average “burn rate” (see below) of 3.0% in the long term, options grants to employees, including NEOs, were reduced relative to prior years.

We believe the Company’s executive compensation policy is closely aligned with stockholders interests. While salary and an annual cash incentive bonus represent the achievement of shorter term goals, stock option awards, with a four-year vesting schedule and ten-year term, represent a longer term compensation structure that promotes retention and continuous commitment to the operating results of the Company. Annual stock option grants occur every February and reflect the value of one’s individual contribution to the Company, both present and future. At this phase in the Company’s growth cycle, a majority of executive annual compensation is derived from the value of options granted. The following chart displays the historical relationship between our CEO’s annual compensation and the change in stockholder value as reflected by the percentage change in value of the Company’s common stock price. For comparative purposes, CEO annual compensation consists of salary, accrued bonus, plus the value of equity compensation paid out in February of the following year (the value of the 2011 equity compensation was estimated).

*	The CEO Compensation decrease in 2009 reflects the change in responsibilities for Lonnie Smith relative to the transition of Gary Guthart as CEO in January 2010.

Although a majority of our executive compensation is derived from stock compensation, named executive officer grants as a percentage of total grants have shown a continued decrease year over year. This trend reflects management’s commitment to support equitable grants across the organization, through lowering their stake and facilitating participation by all employees in the stock compensation program. As a result, the number of executive grants have declined on average by 15% per year, in each of the past two years (including the February 2011 grant).

Burn rate. In administering our equity program, we actively manage our grants in accordance with a target “burn rate.” We define “burn rate” as the number of equity awards granted in the year, net of cancellations and expirations, divided by the sum of the undiluted weighted average shares of our common stock outstanding during the year plus the number of options that have been issued and are outstanding. The “burn rate” measures the potential dilutive effect of our annual equity grants. The total number of options granted in 2010 was 1,407,222 and the number of options cancelled or expired was 234,772. As of December 31, 2010 the weighted average number of shares outstanding was 39,152,419 and the total number of granted options outstanding was 4,813,070. For fiscal 2010, our burn rate was 2.7%, and our three-year average burn rate from fiscal 2008 through fiscal 2010 was 3.0%. Similarly, our burn rate as calculated using shareholder advocacy group methodology is below the mean plus one standard deviation of the Company’s Global Industry Classification Standard (GICS) group segmented within the Russell 3000 Index. We believe that our burn rate is reasonable in relation to companies in our industry and reflects a judicious use of equity for compensation purposes.

Base Salary Increases

Base salaries for executives are reviewed annually in July or more frequently should there be significant changes in responsibilities. In each case, we take into account the results achieved by the executive, his or her future potential, scope of responsibilities and experience, and competitive salary practices.

The Compensation Committee approved base salary increases, reflected in the table below, which take into consideration the Company’s team-based approach and the scope of the executive’s role and responsibilities relative to other members of the executive team. After giving effect to these increases, the named executive officers’ total cash compensation opportunities still remain below the median of peer companies due to the Company’s philosophy of setting target and maximum bonus opportunities at levels lower than the range commonly provided by peer companies and because there is no long-term cash bonus program at the Company.

Name	October 1, 2009 ($)	August 1, 2010 ($)
Gary S. Guthart(1)	430,000	510,000
Lonnie M. Smith(2)	508,700	200,000
Jerome J. McNamara	360,000	372,000
Marshall L. Mohr	355,000	367,000
Mark J. Meltzer	340,000	350,200

(1)	Dr. Guthart was appointed as the President and Chief Executive Officer, effective January 1, 2010 and his base salary was increased to $500,000. Effective August 1, 2010, Dr. Guthart’s base salary was increased by $10,000 or 2%, prorated for the January 1, 2010 increase.
(2)	Mr. Smith resigned from his role of Chief Executive Officer, effective January 1, 2010 and remains as an executive officer of the Company and Chairman of the Board of Directors. His base salary was reduced to $300,000 at that time. Mr. Smith’s base salary was further reduced to $200,000, effective July 1, 2010 and to $100,000 effective January 1, 2011, in light of his continuing reduced time commitment to the Company.

Performance-Based Cash Bonus Awards

The Company’s 2010 performance exceeded the maximum goals for adjusted sales and adjusted operating income established by the Compensation Committee for the bonus program. As a result, the incentive pool was funded at 125% of the total targeted cash amount. The amounts earned are a reflection of the Company’s performance as well as the NEO’s individual performance against their goals. The table below shows each named executive officer’s performance-based cash bonus award for 2010, which was earned in fiscal 2010 and paid in fiscal 2011.

Name	2010 Bonus Award ($)
Gary S. Guthart	361,463
Lonnie M. Smith	95,000
Jerome J. McNamara	571,938
Marshall L. Mohr	175,000
Mark J. Meltzer	170,000

Compensation Risk Considerations

The Compensation Committee considers, in establishing and reviewing the employee compensation programs, whether the programs encourage unnecessary or excessive risk taking. The Company, after reviewing and discussing the compensation programs with the Compensation and Audit Committees of the Board, believes that the programs are balanced and do not motivate or encourage unnecessary or excessive risk taking because of the following:

•	Base salaries are fixed in amount and thus do not encourage risk taking.

•

While the performance-based awards focus on achievement of short-term or annual goals, and short-term goals may encourage the taking of short-term risks at the expense of long-term results, the Company’s performance-based award programs represent a small percentage of employees’ total compensation opportunities. Performance-based awards are based on various departmental and Company-wide metrics; funding for the awards is capped at the Company level and the distribution of the funds to executive officers is at the discretion of the Compensation Committee.

•

Long-term equity awards are important to help further align employees’ interests with those of the Company’s stockholders. The ultimate value of the awards is tied to the Company’s stock price and since awards are staggered and subject to long-term vesting schedules, they help ensure that executives have significant value tied to long-term stock price performance. As described above under the section titled “The Role of Long-Term Equity Awards,” we have established procedures related to the timing and approval of equity awards.

Because of the above, the compensation programs appropriately balance risk and the desire to focus employees on specific short-term goals important to the Company’s success.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

2010 SUMMARY COMPENSATION TABLE

The following Summary Compensation Table sets forth summary information concerning the compensation paid to our NEOs in years ending December 31, 2010, 2009, and 2008 for services to our Company in all capacities.

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Total ($)
Gary S. Guthart, President and Chief Executive Officer	2010	504,167	4,184,963	361,463	5,050,593
	2009	430,000	3,289,842	269,000	3,988,842
	2008	420,000	7,225,790	275,000	7,920,790

Lonnie M. Smith, Chairman of the Board(3)	2010	250,000	2,008,782	95,000	2,353,782
	2009	508,700	3,289,842	382,000	4,180,542
	2008	496,850	8,670,948	390,000	9,557,798

Jerome J. McNamara, Executive Vice President, Worldwide Sales and Marketing	2010	365,000	3,347,970	571,938	4,284,908
	2009	341,250	2,741,535	741,186	3,823,971
	2008	327,500	5,780,632	530,823	6,638,955

Marshall L. Mohr, Senior Vice President and Chief Financial Officer	2010	360,000	2,092,481	175,000	2,627,481
	2009	340,000	1,644,921	180,000	2,164,921
	2008	327,500	3,612,895	172,000	4,112,395

Mark J. Meltzer, Senior Vice President and General Counsel	2010	344,250	1,897,183	170,000	2,411,433
	2009	328,750	1,644,921	170,000	2,143,671
	2008	320,000	3,612,895	158,000	4,090,895

(1)	The amounts in this column represent the grant date fair values of the option awards granted to the executive in the fiscal year in accordance with stock compensation accounting. See Note 9 of the Notes to our Consolidated Financial Statements contained in our Annual Report on Form 10-K filed on February 1, 2011 for a discussion of all assumptions made by us in determining the valuation of the equity awards.
(2)	Refers to annual bonus earned in the current fiscal year under the CIP and Commission Plan and paid during February of the next fiscal year. See the “Compensation Discussion & Analysis” section above for a more detailed discussion.
(3)	Effective January 1, 2010, Mr. Smith resigned from his role as the Chief Executive Officer and remained as an executive officer of the Company as well as the Chairman of the Board. Mr. Smith’s base salary was reduced to $200,000 effective July 1, 2010 and further reduced to $100,000 effective January 1, 2011, in light of his continuing reduced time commitment to the Company.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table shows information about the non-equity incentive awards and equity-based awards granted to our NEOs in 2010:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: # of Shares Underlying Options (2)	Exercise Price of Options ($/Sh)	Grant Date Fair Value of Option Awards (3)
		Threshold ($)	Target ($)	Maximum ($)
Gary S. Guthart	2/16/2010		—		37,500	334.30	4,184,963
		—	306,000	382,500
Lonnie M. Smith	2/16/2010		—		18,000	334.30	2,008,782
		—	80,000	100,000
Jerome J. McNamara	2/16/2010		—		30,000	334.30	3,347,970
		—	466,965	1,303,982
Marshall L. Mohr	2/16/2010		—		18,750	334.30	2,092,481
		—	146,800	183,500
Mark J. Meltzer	2/16/2010		—		17,000	334.30	1,897,183
		—	140,080	175,100

(1)	The bonus target for Dr. Guthart was 60% of base salary and 40% of base salary for Mr. Smith, Mr. Mohr and Mr. Meltzer under the CIP. Mr. McNamara is under the Commission Plan and the target is calculated based on achieving 100% of predetermined sales metrics. At its discretion, the Compensation Committee has the authority to pay any NEO in excess of or below his targeted bonus amount. The goals for 2010 were approved by the Compensation Committee in January 2010. The payout amounts for each NEO were reviewed and approved by the Compensation Committee and the Board of Directors in January 2011 upon completion of the Consolidated Financial Statements for fiscal 2010. The maximum bonus or performance payout is calculated at 125% of the target; however, the Compensation Committee may award higher amounts based on individual performance. Actual amounts awarded under the CIP and the Commission Plan for fiscal year 2010 are reflected in the “2010 Summary Compensation Table” in this Proxy Statement. See “Compensation Discussion & Analysis” section above for detailed discussion of the plans.
(2)	The option awards were issued under our 2010 Incentive Plan and vest 1/8 at the end of six months and 1/48 per month through a four-year period.
(3)	The amounts shown represent the fair value per share as of the grant date of such award determined pursuant to stock compensation accounting, multiplied by the number of shares. See Note 9 of the Notes to our Consolidated Financial Statements contained in our Annual Report on Form 10-K filed on February 1, 2011 for a discussion of all assumptions made by us in determining the valuation of the equity awards.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2010

The following table summarizes the outstanding stock options that were held by our NEOs as of December 31, 2010:

	Outstanding Equity Awards at 12/31/10
Name	Grant Date	# of Securities Underlying Unexercised Options (# Exerciseable)	# of Securities Underlying Unexercised Options (# Unexerciseable) (*)	Option Exercise Price ($/sh)	Option Expiration Date
Gary S. Guthart	2/6/2003	688	—	11.74	2/6/2013
	2/13/2004	8,055	—	18.50	2/13/2014
	2/11/2005	15,000	—	47.86	2/11/2015
	2/7/2006	50,000	—	106.69	2/7/2016
	2/15/2007	33,542	1,458	112.66	2/15/2017
	2/15/2008	35,417	14,583	303.27	2/15/2018
	2/17/2009	27,500	32,500	107.27	2/17/2019
	2/16/2010	7,812	29,688	334.30	2/16/2020

Lonnie M. Smith	2/13/2004	25,000	—	18.50	2/13/2014
	2/11/2005	65,000	—	47.86	2/11/2015
	2/7/2006	60,000	—	106.69	2/7/2016
	2/15/2007	67,083	2,917	112.66	2/15/2017
	2/15/2008	42,500	17,500	303.27	2/15/2018
	2/17/2009	27,500	32,500	107.27	2/17/2019
	2/16/2010	3,750	14,250	334.30	2/16/2020

Jerorme J. McNamara	2/15/2007	2,604	1,042	112.66	2/15/2017
	2/15/2008	28,333	11,667	303.27	2/15/2018
	2/17/2009	5,209	27,083	107.27	2/17/2019
	2/16/2010	6,250	23,750	334.30	2/16/2020

Marshall L. Mohr	3/17/2006	16,000	—	98.37	3/17/2016
	2/15/2007	19,167	833	112.66	2/15/2017
	2/15/2008	17,708	7,292	303.27	2/15/2018
	2/17/2009	13,750	16,250	107.27	2/17/2019
	2/16/2010	3,906	14,844	334.30	2/16/2020

Mark J. Meltzer	11/7/2007	23,125	6,875	309.46	11/7/2017
	2/15/2008	17,708	7,292	303.27	2/15/2018
	2/17/2009	6,250	16,250	107.27	2/17/2019
	2/16/2010	3,542	13,458	334.30	2/16/2020

(*)	The listed options vest 12.5% upon completion of 6 months of service following the date of grant and 1/48 per month thereafter, contingent upon continued employment. All of these options have a ten-year term.

OPTION EXERCISES DURING FISCAL 2010

The following table summarizes the options exercised during the year ended December 31, 2010 and the value realized upon exercise for our NEOs:

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($) (1)
Gary S. Guthart	21,255	5,852,434
Lonnie M. Smith	45,000	14,730,085
Jerome J. McNamara	20,895	4,952,603
Marshall L. Mohr	6,000	1,536,840
Mark J. Meltzer	7,500	1,668,070

(1)	The value realized equals the excess of the fair market value of our common stock at exercise over the option exercise price, multiplied by the number of shares for which the option was exercised.

Potential Payments Upon Termination or Change in Control

The table below shows potential payments to the NEOs upon change in control of the Company and subsequent involuntary separation from service within twelve months after the change in control, in accordance with the Change in Control Plan. The amounts shown assume that termination was effective December 31, 2010, the last business day of the year, under Change in Control Plan are estimates of the amounts that would be paid to the executives upon termination in addition to the base salary and bonus earned during 2010. The actual amounts can be determined only at the actual time of an executive’s termination. Mr. Smith’s employment agreement had been amended and in connection with his new role as Chairman of the Board, he was not entitled to any severance under the Company’s Change in Control Plan effective January 1, 2010. See the “Employment Agreements or Other Arrangements” section of the Compensation Discussion and Analysis in this Proxy Statement for a discussion of the terms of the Change in Control Plan and Mr. Smith’s employment agreement.

Name	Base Compensation ($) (1)	COBRA Premiums ($)	Total Spread Value Acceleration ($) (2)	Total Potential Payment ($)
Gary S. Guthart	816,000	8,639	5,102,141	5,926,780
Jerome J. McNamara	838,965	8,330	4,226,634	5,073,929
Marshall L. Mohr	478,273	8,639	2,566,160	3,053,072
Mark J. Meltzer	410,086	5,210	2,445,300	2,860,596

(1)	Amounts shown are the maximum potential payment the executive would have received as of December 31, 2010. Amounts of parachute payment cut-back as described below, if any, would be calculated at actual termination.
(2)	Amounts shown assume that all stock options would be exercised immediately upon termination of employment. Stock option values represent the excess of value of the option shares for which vesting is accelerated over the exercise price for those option shares, using $257.75 per share, which is the closing market price of a share of our common stock on December 31, 2010, the last business day of our fiscal year.

For purposes of the Change in Control Plan, an involuntary separation from service for the NEOs generally means, (i) without the executive’s express written consent, the assignment to the executive of any duties or the significant reduction of the executive’s duties, authority or responsibilities, which is inconsistent with the executive’s duties, authority or responsibilities in effect immediately prior to such assignment, or the removal of the executive from such duties, authority or responsibilities; (ii) a reduction by the Company in the base compensation of the executive as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of employee benefits to which the executive is entitled immediately prior to such reduction with the result that the executive’s overall benefits package is significantly reduced; (iv) the relocation of the executive to a facility or a location more than 25 miles from the executive’s then present location, without the executive’s express written consent; (v) any purported termination of the executive by the Company which is not effected for disability or for cause, or any purported termination for which the grounds relied upon are not valid; (vi) the failure of the Company to obtain the assumption of the agreement by any successors contemplated in the Change in Control Plan; or (vii) any act or set of facts or circumstances which would, under California case law or statute constitute a constructive termination of the executive. In order for an executive to terminate employment in an involuntary separation from service, he or she must provide notice to the Company of the existence of a condition listed above, within 30 days of the initial existence of the condition, and the Company shall have 30 days following receipt of such notice to remedy such condition and not make any payments hereunder in connection with such termination of employment.

The payments and benefits pursuant to the Change in Control Plan are subject to the executive’s execution and non-revocation of a release of claims. Further, the Change in Control Plan specifically provides for a parachute payment cut-back, where payments and benefits shall be made to the executive in full or as to such lesser amount as which would result in no portion of the payments being subject to an excise tax under Section 280G of the Internal Revenue Code, whichever of the foregoing amounts is greater on an after-tax basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board has determined that the following directors are “independent” under current NASDAQ rules: Robert W. Duggan, Eric H. Halvorson, Amal M. Johnson, Alan J. Levy, Floyd D. Loop, Mark J. Rubash and George Stalk, Jr.

The Company has adopted a written policy for approval of transactions between the Company and its related parties, such as directors, director nominees, executive officers, greater than five percent beneficial owners and their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year. The policy provides that the Chief Financial Officer and the General Counsel review transactions subject to the policy and determine whether or not to approve or ratify those transactions. In doing so, they take into account:

•	whether the terms of the transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related party;

•	whether there are business reasons for the Company to enter into the related party transaction;

•	whether the transaction would impair the independence of an outside director;

•	whether the transaction would present an improper conflict of interest for any director or executive officer of the Company; and

•	any other factors deemed appropriate.

The Chief Financial Officer and the General Counsel may not participate in the approval of a related party transaction for which he or she is a related party, in which case the Chief Executive Officer would review the transaction using the factors described above.

In addition, the Chief Financial Officer and General Counsel have reviewed and pre-approved each of the following types of related party transactions, which shall be deemed to be approved, as applicable, under the policy:

•

Compensation to an executive officer of the Company, if such compensation has been approved, or recommended to the Company’s Board of Directors for approval, by the Compensation Committee of the Board of Directors of the Company.

•	The following transactions under $120,000 that are in the Company’s ordinary course of business and where the financial interest of the related party arises only in the following indirect manners:

a)	from the related party’s position as a director of another corporation or organization that is a party to the transaction; or

b)	from the direct or indirect ownership by the related party (or parties) of less than a 5% equity interest in another person (other than a partnership) which is a party to the transaction; or

c)	from the related party’s position as a limited partner in a partnership in which the related party (or parties) have an interest of less than 10%, and the related party is not a general partner of and does not have another position in the partnership.

•

Transactions that are in the Company’s ordinary course of business and where the interest of the Related Party arises solely from the ownership of a class of equity securities in the Company and all holders of such class of equity securities of the Company will receive the same benefit on a pro rata basis.

A summary of all material related party transactions, if any, is provided to the Audit Committee for its review at each regularly scheduled Audit Committee meeting.

Since January 1, 2010, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, director nominee, holder of more than five percent of our capital stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The information in the following table sets forth the ownership of our common stock, as of December 31, 2010, by: (i) any person who is known by us to be the beneficial owner of more than five percent of our common stock; (ii) each of the executive officers named in our Executive Officers of the Company section; (iii) each of our directors; and (iv) all such executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. For the purposes of calculating the percent ownership, as of December 31, 2010, approximately 38.9 million shares were issued and outstanding, and, for any individual who beneficially owns shares represented by options exercisable within 60 days of December 31, 2010, these shares are treated as if outstanding for that person, but not for any other person.

The following table indicates those owners and their total number of beneficially owned shares, including shares subject to options exercisable within 60 days of December 31, 2010; however, unless otherwise indicated, these shares do not include any options awarded after December 31, 2010:

	Beneficial Ownership
Beneficial Owner	Number of shares		Percent of Total
Capital World Investors	3,459,600	(1)	8.9%
BlackRock, Inc.	3,009,148	(2)	7.7%
Baillie Gifford & Co.	2,191,795	(3)	5.6%
Lonnie M. Smith	693,680	(4)	1.8%
Gary S. Guthart, Ph.D.	223,271	(5)	*
Robert W. Duggan	53,252	(6)	*
Marshall L. Mohr	68,581	(7)	*
Mark J. Meltzer	48,356	(8)	*
Jerome J. McNamara	41,471	(9)	*
Floyd D. Loop, M.D.	24,250	(10)	*
Alan J. Levy, Ph.D.	13,963	(11)	*
Mark J. Rubash	15,010	(12)	*
George J. Stalk	7,584	(13)	*
Eric H. Halvorson	7,571	(14)	*
Amal Johnson	—		*
All executive officers and directors as a group (12 persons)	1,196,989	(15)	3.0%

*	Represents less than 1% of the issued and outstanding shares.
(1)	Based on information provided by Capital World Investors, 333 South Hope Street, 55th Floor, Los Angeles, CA 90071, in a schedule 13G/A filed with the SEC on February 14, 2011 reporting beneficial ownership of Intuitive Surgical’s stock as of December 31, 2010. According to such schedule 13G/A, Capital World Investors is an investment advisor and has sole power to dispose or direct the disposition with respect to 3,459,600 shares.
(2)	Based on information provided by BlackRock, Inc., (“BlackRock”) 40 East 52nd Street, New York, NY 10022, in a Sechdule 13G filed with the SEC on February 4, 2011 reporting beneficial ownership of Intuitive Surgical’s stock as of December 31, 2010. According to such schedule 13G, BlackRock has the sole power to dispose or direct the disposition with respect to 3,009,148 shares.
(3)

Based on information provided by Baillie Gifford & Co., Calton Square, 1 Greenside Row, Edinburg EH1 3AN, Scotland, UK, in a Schedule 13G/A filed with the SEC on January 25, 2011 reporting beneficial ownership of Intuitive Surgical’s stock as of December 31, 2010. According to such schedule 13G/A, Baillie Gifford & Co. is an investment advisor and has sole power to vote or direct the vote with respect to

1,555,338 shares and sole power to dispose or direct the disposition with respect to 2,191,795 shares.
(4)	Includes 284,500 shares issuable pursuant to options exercisable within 60 days of December 31, 2010.
(5)	Includes 185,618 shares issuable pursuant to options exercisable within 60 days of December 31, 2010.
(6)	Includes 3,000 shares issuable pursuant to options exercisable within 60 days of December 31, 2010.
(7)	Includes 67,735 shares issuable pursuant to options exercisable within 60 days of December 31, 2010.
(8)	Includes 48,000 shares issuable pursuant to options exercisable within 60 days of December 31, 2010.
(9)	Includes 39,063 shares issuable pursuant to options exercisable within 60 days of December 31, 2010.
(10)	Includes 24,250 shares issuable pursuant to options exercisable within 60 days of December 31, 2010.
(11)	Includes 11,750 shares issuable pursuant to options exercisable within 60 days of December 31, 2010.
(12)	Includes 15,000 shares issuable pursuant to options exercisable within 60 days of December 31, 2010.
(13)	Includes 7,584 shares issuable pursuant to options exercisable within 60 days of December 31, 2010.
(14)	Includes 5,000 shares issuable pursuant to options exercisable within 60 days of December 31, 2010.
(15)	Includes 691,500 shares issuable pursuant to options exercisable within 60 days of December 31, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the SEC. Executive officers, directors and greater-than-10% holders are required to furnish us with copies of all of these forms which they file.

Based solely on our review of these reports or written representations from certain reporting persons, we believe that during 2010, all filing requirements applicable to our officers, directors, greater-than-10% beneficial owners and other persons subject to Section 16(a) of the Exchange Act were met.

Code of Business Conduct & Ethics

We have adopted a code of ethics that applies to all employees, including our principal executive officer and principal financial officer. The full text of our code of ethics is posted on our website at http//www.intuitivesurgical.com. We intend to disclose future amendments to our code of business conduct and ethics, or certain waivers of such provisions, at the same location on our website identified above. The inclusion of our website address in this Proxy Statement does not include or incorporate by reference the information on our website into this Proxy Statement.

Equity Compensation Plan Information

The following table contains information as of December 31, 2010 for two categories of equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, and rights (a)		Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	4,588,376	(1)	$204.42	2,050,528	(2)
Equity compensation plans not approved by security holders(3)	224,694		$303.20	75,306

Total	4,813,070		$209.03	2,125,834

1.	Represents 4,423,111 options under the 2000 Equity Incentive Plan, 132,462 options under the 2000 Directors’ Plan, 13,000 options under the 2010 Plan and 19,803 under plans assumed from acquisition of Computer Motion, Inc.
2.	Represents 1,237,000 shares available for future issuance under the 2010 Plan, 123,372 shares available for future issuance under the 2000 Directors’ Plan and 690,156 shares available for future issuance under the Employee Stock Purchase Plan. All options authorized and remaining available for issuance at the expiration date will be terminated. Options issued and outstanding at that date will remain outstanding until exercised, forfeited or when they lapse.
3.	Represents options under the 2009 Employment Commencement Incentive Plan, adopted by the Board of Directors in October 2009 and first used in fiscal 2010. Options are granted at an exercise price not less than the fair market value of the stock on the date of grant and have a term not to exceed ten years.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Company’s independent registered public accounting firm and its auditors for the year ended December 31, 2010 were Ernst & Young LLP. We expect that Ernst & Young LLP will serve as our independent registered public accounting firm and auditors for fiscal year 2011. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, and they will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. All of the services described in the following fee table were approved by the Audit Committee.

	Years Ended December 31,
	2010	2009
Audit Fees	$1,858,200	$1,549,625
Tax Fees	17,000	102,000
All Other Fees	2,000	12,795

Total	$1,877,200	$1,664,420

Audit Fees. This category includes the audit of our annual financial statements, the audit of our internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory audit and regulatory filings, for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.

Tax Fees. This category consists of services provided by Ernst & Young LLP for tax compliance, tax advice, and tax planning.

All Other Fees. This category consists of all other services provide by Ernst & Young LLP that are not reported above. The services for the disclosed under this category include accounting consultation fees and an annual subscription fee to Ernst & Young LLP for accounting literature.

Pre-Approval Policies and Procedures

All audit services, audit-related services, tax services and other services were pre-approved by our Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s pre-approval policy provides for the pre-approval of audit, audit-related, tax, and other services specifically described by the committee on an annual basis, and unless a type of service is pre-approved under the policy, it will require separate pre-approval by the committee if it is to be provided by the independent registered public accounting firm. The policy authorizes the committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

AUDIT COMMITTEE REPORT

The following audit committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.

Our Audit Committee is composed of “independent” directors, as determined in accordance with Rule 4200(a)(15) of the NASDAQ Stock Market’s regulations and Rule 10A-3 of the Securities Exchange Act of 1934. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board. A copy of the charter can be found on the Company’s website at www.intuitivesurgical.com.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors with its oversight responsibilities regarding the integrity of our Company’s financial statements, our compliance with legal and regulatory requirements, assessing the independent registered public accounting firm’s qualifications and independence and the performance of the persons performing internal audit duties for our Company and the independent registered public accounting firm. Management is responsible for preparation, presentation and integrity of our financial statements as well as our financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The following is the Audit Committee’s report submitted to the Board of Directors for 2010.

The Audit Committee has:

•	reviewed and discussed our audited financial statements with management and Ernst & Young LLP, the independent registered public accounting firm;

•

discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged With Governance, as may be modified or supplemented; and

•

received from Ernst & Young LLP the written disclosures and the letter regarding their independence as required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, as may be modified or supplemented, and discussed the auditors’ independence with them.

In addition, the Audit Committee has met separately with management and with Ernst & Young LLP.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Mark J. Rubash (Chairman)	Eric H. Halvorson	George Stalk, Jr.

OVERVIEW OF PROPOSALS

This Proxy Statement contains FIVE proposals requiring stockholder action. Proposal No. 1 requests the election of THREE directors to the Board. Proposal No. 2 requests the approval of an amendment and restatement to the Company’s 2010 Incentive Award Plan. Proposal No. 3 requests a non-binding advisory vote on the compensation of our named executive officers. Proposal No. 4 requests a non-binding advisory vote on the frequency of the vote on the compensation of our named executive officers. Proposal No. 5 requests the ratification of the appointment of the independent registered public accounting firm. Each of the proposals is discussed in more detail in the pages that follow.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors, which is divided into three classes, has nine authorized seats. Three Class II directors are to be elected at the Annual Meeting to serve a three-year term expiring at the 2014 Annual Meeting of Stockholders or until a successor has been elected and qualified. The remaining six directors will continue to serve their respective terms.

Floyd D. Loop M.D, George Stalk, Jr., and Craig H. Barratt, Ph.D., have been nominated by the Board of Directors to serve as Class II directors. Please refer to “Directors and Corporate Governance” section above for the nominees’ biographies.

The Company’s Bylaws provide for a majority voting standard in uncontested elections of directors. As such, in an election where the number of nominees for director does not exceed the number of directors to be elected, a nominee for director will be elected to the Board of Directors if the number of shares voted for the nominee exceeds the number of shares voted against the nominee. The required quorum for a meeting of the Company’s stockholders is a majority of the outstanding shares of common stock entitled to vote at the meeting. The majority voting standard would not apply, however, if the number of nominees for director exceeds the number of directors to be elected. In that case, the nominees receiving the highest number of affirmative votes of the shares entitled to vote at the meeting would be elected.

The majority voting standard will apply to the election taking place at the meeting. Consequently, in order to be elected, a nominee must receive more “for” votes than “against” votes. Proxies may not be voted for more than the three nominees, and stockholders may not cumulate votes in the election of directors. In the event any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for the nominee, if any, who may be designated by the Board of Directors to fill the vacancy.

Shares represented by the accompanying proxy will be voted for the election of the nominees recommended by the Board of Directors unless the proxy is marked in such a manner so as to withhold authority to vote. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unable to serve.

Vote Required

A majority of the votes cast is required to elect each of the director nominees. This means that to be elected a nominee must receive more “for” votes than “against” votes.

Recommendation of the Board

The Board recommends that stockholders vote FOR the election of Messrs. Floyd D. Loop M.D. George Stalk, Jr., and Craig H. Barratt, Ph.D.

PROPOSAL NO. 2

APPROVAL OF AMENDMENT AND RESTATEMENT TO THE INTUITIVE SURGICAL, INC. 2010 INCENTIVE AWARD PLAN

General

We are asking you to approve the amendment and restatement to Intuitive Surgical, Inc. 2010 Incentive Award Plan, or the 2010 Plan, to increase the number of shares of common stock reserved for issuance under said plan by 1,200,000 from 1,250,000, thereby increasing the total number of shares reserved for issuance to 2,450,000. Our Board of Directors has unanimously adopted, subject to stockholder approval, the amendment and restatement to the 2010 Plan for employees and other service providers of the Company and its subsidiaries. Per the requirements set forth in the 2010 Plan, the amendment and restatement will become effective if approved by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

Introduction

We designed the 2010 Plan to conform to best practices in equity compensation plans. The 2010 Plan was initially approved by shareholders on April 21, 2010 and reserved a total of 1,250,000 shares thereunder, and replaced our previously expiring 2000 Equity Incentive Plan. The 2010 Plan adopted many features designed to address stockholders concerns related to equity incentive plans such as prohibiting repricing, eliminating “evergreen” share replenishment features, granting only non-discounted options, and disallowing transfer of options to third parties.

To continue to align the long term interest of our employees with those of our stockholders, and attract and retain the highest quality of talent in a highly competitive labor market, we will need to amend and restate our stock option plan and increase the number of shares of common stock for issuance pursuant to stock option award by 1,200,000 shares. Our request is approximately 3.0% of the total shares of common stock outstanding as of the record date. Stock option compensation continues to serve as a key component of our Company’s success. The Compensation Committee and the Board of Directors have approved and are asking you to approve the amendment and restatement to the 2010 Plan. Non-approval of the 2010 Plan amendment and restatement may compel the Company to increase the cash component of employee compensation because the Company would need to replace components of compensation previously delivered in equity awards. Replacing equity compensation with cash may lead to a greater cash compensation expense and a decrease in cash flow.

The Company believes that long-term equity awards in the form of stock options are an extremely important way to attract and retain a talented executive team and align the executives’ interests with the Company’s stockholders. Over the past five years, the Company’s investment in the expansion of robotic surgery, including development of da Vinci Surgical Systems, development of surgical instruments and accessories, regulatory approval and compliance, expanding surgical applications, training surgeons and surgical teams and otherwise expanding the market for our products; has resulted in exceptional growth in the Company’s revenue and earnings. Over the six-year period from 2005 through 2010, the Company’s annual revenue grew from $227 million to $1.4 billion; net income grew from $94 million to $381.8 million, while the Company grew cash and investments from $132 million at December 31, 2004 to $1.6 billion at December 31, 2010. From March 2009 through December 31, 2010, the Company has also repurchased 2.1 million shares of its outstanding common stock. The Company’s success has also resulted in a significant increase in stockholder value as the Company’s market capitalization grew from $1.4 billion at December 31, 2004 to $10.0 billion at December 31, 2010, an increase of 614%.

The Board believes the Company’s success is due to its highly talented employee base and that future success depends on the ability to attract and retain high-caliber employees. The Company’s engineering operations are primarily located in Silicon Valley, where it must compete with many technology companies, including high profile start-ups, for a limited pool of talented people. We also compete with other large medical device companies for a limited pool of exceptional sales and service personnel globally. The ability to grant equity awards is a necessary and powerful recruiting and retention tool for the Company to obtain the high-quality employees it needs.

The 2009 Employment Commencement Incentive Plan and the 2010 Plan are the only active employee equity plans (other than our Employee Stock Purchase Plan). The Compensation Committee anticipates that the 1,200,000 shares requested under the 2010 Plan amendment and restatement, plus 177,765 shares remaining under said plan prior to the amendment and restatement, and the remaining 79,731 (includes 50,000 shares approved by the Board of Directors on February 3, 2011) shares authorized under the 2009 Employment Commencement Incentive Plan (together the “Option Plans”) will enable the Company to fund its equity compensation program through the date of our 2012 Annual Meeting, accommodating anticipated grants relating to the hiring, retention and promotion of employees.

The Compensation Committee (which administers our equity plans) recognizes its responsibility to strike a balance between stockholder concerns regarding the potential dilutive effect of equity awards and the ability to attract, retain and reward employees whose contributions are critical to the long-term success of the Company. Key considerations in requesting stockholder approval for the 2010 Plan amendment are:

•

The Company stresses a team approach and environment, believes that all employees should be driving a common set of goals and believes that our employees’ interests should be aligned with the interests of our stockholders. Accordingly, all U.S. employees and practically all non-U.S. employees are granted stock options.

•	The Compensation Committee intends to limit the average number of stock options granted under the Option Plans plus the Directors’ Option Plan to a burn rate of no more than 3% (see below).

Burn Rate and Overhang

In administering our equity program, we consider both our “burn rate” and our “overhang.” We define “burn rate” as the number of equity awards granted in the year, net of cancellations and expirations, divided by the sum of the undiluted weighted average shares of our common stock outstanding during the year plus the number of options that have been issued and are outstanding. The “burn rate” measures the potential dilutive effect of our annual equity grants. The total number of options granted in 2010 was 1,407,222 and the number of options cancelled or expired was 234,772. As of December 31, 2010 the weighted average number of shares outstanding was 39,152,419, and the total number of granted options outstanding was 4,813,070. For fiscal 2010, our burn rate was 2.7% compared to 3.44% for 2009. Our three-year average burn rate from fiscal 2008 through fiscal 2010 was 3.0%.

We define “overhang” as the equity awards outstanding but not exercised, plus equity awards available to be granted (the “available equity award shares”), divided by the total shares of common stock outstanding plus the available equity award shares. The “overhang” measures the potential dilutive effect of outstanding equity awards and future awards available for grant.

The following table shows the details of equity awards available for grant as of February 22, 2011 and as of December 31, 2010 and assumes stockholders amend and restate the 2010 Plan :

	February 22, 2011	December 31, 2010
2010 Incentive Award Plan	177,765	1,237,000
Proposed shares under 2010 Incentive Award Plan amendment	1,200,000	—
2009 Employment Commencement Incentive Plan(1)	79,731	75,306
2000 Non-employee Directors’ Stock Option Plan	123,372	123,372

Total estimated shares available to grant	1,580,868	1,435,678
Options outstanding on February 22, 2011(2)	5,609,562	4,813,070

Total overhang	7,190,430	6,248,748

Weighted average shares outstanding	39,034,089	39,152,419
Total overhang percentage	15.6%	13.8%

(1)	Includes 50,000 shares that were approved by the Board of Directors on February 3, 2011.
(2)	Includes year to date net new hire grants of 47,464 shares.

We believe that our burn rate and equity overhang are reasonable in relation to companies in our industry and reflect a judicious use of equity for compensation purposes. We also encourage our employees to hold their options for an extended period of time and view performance for the long-term.

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price Per Share	Aggregate Intrinsic Value (1)	Number of Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price Per Share	Aggregate Intrinsic Value (1)
$0.00 – $47.86	343,455	3.23	$32.62		343,455		$32.62
$48.66 – $112.66	1,548,975	7.01	107.17		933,411		107.53
$113.06 – $303.00	677,146	7.85	229.19		306,173		212.39
$303.27 – $303.27	643,234	6.96	303.27		452,771		303.27
$308.96 – $365.98	2,396,752	9.35	336.70		361,648		332.42

TOTAL	5,609,562	7.87	$237.89	$539,179,069	2,397,458	6.43	$181.08	$361,316,805

(1)	The aggregate intrinsic value represents the total pre-tax intrinsic value, based on the Company’s closing stock price of $331.11 as of February 22, 2011, which would have been received by the option holders had all option holders exercised their options as of that date.

As of February 22, 2011, there were approximately 5,609,562 stock option awards that remained outstanding and unexercised, of which approximately 11% were held by our named executive officers. The stock options had a weighted average exercise price of $237.89 and a weighted average remaining life of 7.87 years. The options generally vest over four years. As illustrated in the table below, as of February 22, 2011 of the 5,609,562 outstanding stock options, 339,877 had been outstanding for more than six years, and all of these have been continuously in the money, with a weighted average exercise price of $32.48 and a weighted average remaining term of 3.22 years. Stock options outstanding for less than six years totaled 5,269,685, with a weighted average exercise price of $205.63 and a weighted average remaining term of 8.18 years.

	Options Outstanding As of February 22, 2011
	Options	Weighted Average Exercise Price	Weighted Average Remaining Term
Vested options in the money and outstanding in excess of six years	339,877	$32.48	3.22
Options outstanding six years or less	5,269,685	$205.63	8.18

A summary of the principal provisions of the 2010 Plan is set forth below. The summary is qualified by reference to the full text of the 2010 Plan.

General

•	The 2010 Plan has a ten-year term.

•	The 2010 Plan provides for the grant of stock options, both incentive stock options and nonqualified stock options, and stock appreciation rights to eligible individuals.

•	1,250,000 shares of common stock were previously authorized for issuance pursuant to awards under the 2010 Plan and we are proposing increasing the number of shares by 1,200,000.

•

Assuming that Proposal No. 2 is approved, the number of shares of common stock requested as an amendment and restatement to our 2010 Plan represent approximately 3.1% of the total outstanding shares of common stock as of December 31, 2010.

•	As of December 31, 2010, the closing price of our common stock on the NASDAQ Global Select Market was $257.75 per share.

Administration

The 2010 Plan is administered by the Compensation Committee of our Board of Directors. The Compensation Committee may delegate to a committee of one or more members of our Board of Directors or one or more of our officers the authority to grant or amend awards to participants other than our senior executives who are subject to Section 16 of the Exchange Act or employees who are “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code. Unless otherwise determined by the Board of Directors, the Compensation Committee will consist solely of two or more members of the Board of Directors, each of whom is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, a Non-Employee Director, and an “independent director” under the rules of the NASDAQ Stock Market (or other principal securities market on which shares of our common stock are traded).

The Compensation Committee will have the exclusive authority to administer the 2010 Plan, including the power to determine eligibility, the types and sizes of awards, the price and timing of awards and the acceleration or waiver of any vesting restriction, as well as the authority to delegate such administrative responsibilities. However, the full Board of Directors will conduct the general administration of the 2010 Plan with respect to any awards to non-employee members of the Board of Directors.

Eligibility

Persons eligible to participate in the 2010 Plan include our non-employee members of the Board of Directors, employees of the Company and its subsidiaries and affiliates (including our executive officers), and consultants to the Company and its subsidiaries, as determined by the Compensation Committee.

Limitation on Awards and Shares Available

The aggregate number of shares of common stock which may be issued or transferred pursuant to the 2010 Plan is 1,250,000 shares of common stock. If the 2010 Plan amendment and restatement is approved by the stockholders, such aggregate number of shares will be 2,450,000. The shares of common stock covered by the 2010 Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market.

To the extent that an award terminates, expires, or lapses for any reason, or an award is settled in cash without delivery of shares to the participant, then any shares subject to the award may be used again for new grants under the 2010 Plan. However, shares which are (i) tendered by the holder or withheld by us in satisfaction of tax withholding obligations, (ii) subject to a stock appreciation right that are not issued in connection with a stock settlement of such right, or (iii) purchased on the open market with the cash proceeds from an option exercise, will not be available for grant under the 2010 Plan. To the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries or affiliates will not be counted against shares available for issuance under the 2010 Plan.

The maximum number of shares of common stock that may be subject to one or more awards granted to any one participant pursuant to the 2010 Plan during any calendar year is 1,000,000.

Awards

The 2010 Plan provides for the grant of incentive stock options, nonqualified stock options and stock appreciation rights. No determination has been made as to the types or amounts of awards that will be granted to specific individuals pursuant to the 2010 Plan. See the “2010 Summary Compensation Table” and “Grants of Plan-Based Awards Table” in this Proxy Statement, for information on prior awards to our named executive officers identified in those tables.

Stock options, including incentive stock options, as defined under Section 422 of the Internal Revenue Code, and nonqualified stock options may be granted pursuant to the 2010 Plan. The option exercise price of all stock options granted pursuant to the 2010 Plan will not be less than 100% of the fair market value of the common stock on the date of grant. Stock options may be exercised as determined by the Compensation Committee, but in no event may a stock option have a term extending beyond ten years after the date of grant. Incentive stock options granted to any person who owns, as of the date of grant, stock possessing more than ten percent of the total combined voting power of all classes of Company stock, however, shall have an exercise price that is not less than 110% of the fair market value of the common stock on the date of grant and may not have a term extending beyond the fifth anniversary of the date of grant. The aggregate fair market value of the shares with respect to which options intended to be incentive stock options are exercisable for the first time by an employee in any calendar year may not exceed $100,000, or such other amount as the Internal Revenue Code provides.

The Compensation Committee will determine the methods by which payments by any award holder with respect to any awards may be paid, the form of payment, including, without limitation: (1) cash or check or (2) other property acceptable to the Compensation Committee (including through the delivery of a notice that the award holder has placed a market sell order with a broker with respect to shares of common stock then issuable upon exercise or vesting of an award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to us in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to us upon settlement of such sale). However, no participant who is a member of the Board of Directors or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act will be permitted to pay the exercise price of an option in any method which would violate the prohibitions on loans made or arranged by us as set forth in Section 13(k) of the Exchange Act.

Stock appreciation rights may also be granted under the 2010 Plan. Stock appreciation rights, or SARs, typically will provide for payments to the holder based upon increases in the price of our common stock over the exercise price per share, which will be no less than 100% of the fair market value of our common stock on the date of grant. SARs may be exercised as determined by the Compensation Committee, but in no event may an SAR have a term extending beyond ten years after the date of grant. Upon exercise of an SAR, payment may be made in cash or check or other property acceptable to the Compensation Committee.

No Repricing

In no case (except due to an adjustment to reflect a stock split or similar event or any repricing that may be approved by stockholders) would any adjustment be made to a stock option or a SAR award under the 2010 Plan (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per-share exercise or base price of the award.

Transferability

Generally, awards granted under the 2010 Plan will not be transferable by a participant other than by will or the laws of descent and distribution or, subject to the consent of the Compensation Committee, pursuant to a domestic relations order. Generally, stock options and SARs will be exercisable during a participant’s lifetime only by him or her, unless it has been disposed of pursuant to a domestic relations order; after the death of a participant, any exercisable portion of an option or SAR may be exercised by his personal representative or by any person empowered to do so under the deceased participant’s will or under the then applicable laws of descent and distribution. However, the Compensation Committee has the authority to permit a participant to transfer an award other than an incentive stock option to a permitted transferee, subject to the terms and conditions in the 2010 Plan. In no event may an award be transferable for consideration absent stockholder approval.

Adjustment Provisions

Certain transactions with our stockholders not involving our receipt of consideration, such as a stock split, spin-off, stock dividend or certain recapitalizations may affect the share price of our common stock (which transactions are referred to collectively as “equity restructurings”). In the event that an equity restructuring occurs, our Board of Directors will equitably adjust the class of shares issuable and the maximum number of shares of our stock subject to the 2010 Plan, and will equitably adjust outstanding awards as to the class, number of shares and price per share of our stock. Other types of transactions may also affect our common stock, such as a dividend or other distribution, reorganization, merger, or other changes in corporate structure. In the event that there is such a transaction, which is not an equity restructuring, and our Board of Directors determines that an adjustment to the plan and any outstanding awards would be appropriate to prevent any dilution or enlargement of benefits under the 2010 Plan, our Board of Directors will equitably adjust the 2010 Plan as to the class of shares issuable and the maximum number of shares of our stock subject to the 2010 Plan, as well as the maximum number of shares that may be issued to an employee during any calendar year, and will adjust any outstanding awards as to the class, number of shares, and price per share of our stock in such manner as it may deem equitable.

Effect of Certain Corporate Transactions

For purposes of the 2010 Plan, a “change in control” generally means certain transactions in which a person acquires 50% or more of our total voting power; certain changes in the composition of our Board of Directors over a two-year period; a merger or consolidation, other than a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent at least 50% of the total voting power represented by our voting securities or such surviving entity’s voting securities outstanding immediately after such merger or consolidation (or the voting securities of the parent of the entity which survives such merger or consolidation); a sale or disposition of all or substantially all of our assets, other than a sale or disposition of all or substantially all of our assets to an entity, at least 80% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of us immediately prior to such sale; or approval by our stockholders of a plan of complete liquidation. The Board, in its sole discretion, may adopt a change in control program to determine the vesting schedule, exercisability and other terms of outstanding awards on or after a change in control.

Amendment and Termination

The Compensation Committee, subject to approval of our Board of Directors, may terminate, amend, or modify the 2010 Plan at any time; however, stockholder approval will be obtained for any amendment to increase the number of shares available under the 2010 Plan. In addition, absent stockholder approval, no option or SAR may be amended to reduce the per share exercise price of the shares subject to such option or SAR below the per share exercise price as of the date the option or SAR was granted and, except to the extent permitted by the 2010 Plan in connection with certain changes in capital structure, no option or SAR or cash may be granted in exchange for, or in connection with, the cancellation or surrender of an option or SAR having a higher per share exercise price.

In no event may an award be granted pursuant to the 2010 Plan on or after the tenth anniversary of the date the Board of Directors approved the 2010 Plan.

Federal Income Tax Consequences

The following is a general summary under current U.S. law of the material federal income tax consequences with respect to the 2010 Plan. This summary deals with the general U.S. tax principles that apply and is provided only for general information. Some kinds of taxes, such as foreign, state and local income taxes, as well as gift and estate tax considerations, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality, and the summary does not discuss all aspects of income taxation that may be relevant in light of a holder’s personal investment circumstances.

With respect to nonqualified stock options, we are generally entitled to deduct, and the optionee recognizes taxable income in an amount equal to, the difference between the option exercise price and the fair market value of the shares at the time of exercise. A participant receiving incentive stock options will not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the common stock received over the option price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an incentive stock option is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Internal Revenue Code for incentive stock options and the tax consequences described for nonqualified stock options will apply.

Stock appreciation rights are taxed and deductible in substantially the same manner as nonqualified stock options.

Section 162(m) of the Internal Revenue Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to awards under the 2010 Plan, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m), compensation attributable to options or SARs will generally qualify as performance-based compensation if (1) the award is granted by a compensation committee composed solely of two or more “outside directors,” (2) the plan contains a per-employee limitation on the number of awards which may be granted during a specified period, (3) the plan is approved by the stockholders, and (4) under the terms of the award, the amount of compensation an employee could receive is based solely on an increase in the value of the stock after the date of the grant (which requires that the exercise price of the option is not less than the fair market value of the stock on the date of grant).

The 2010 Plan is designed to meet the requirements of Section 162(m) for grants of options and SARs. There can be no assurance that compensation attributable to options and SARs under the 2010 Plan will be treated as qualified performance-based compensation under Section 162(m) and thus be deductible to us.

New Plan Benefits

As of February 22, 2011, 1,059,810 shares subject to options awards have been granted pursuant to the 2010 Plan. Awards are subject to the discretion of the Compensation Committee.

As of February 22, 2011, the amount of options to be received at any time by Messrs. Guthart, Smith, McNamara, Mohr and Meltzer is 31,875; 5,000; 25,000; 16,000 and 16,000, respectively; by all current named executive officers as a group is 93,875; by all current directors who are not executive officers as a group is 0; by each Mr. Duggan, Dr. Loop, and Mr. Stalk is 0; by each associate of any of such directors, named executive officers or nominees is 93,875; by each other person who received or is to receive 5 percent of such options or rights is 0; by all employees who are not named executive officers, as a group is 965,935.

Vote Required

Approval of the 2010 Plan requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

Recommendation of the Board

The Board recommends that stockholders vote to increase the number of shares of common stock reserved for the issuance pursuant to stock option awards under the 2010 Incentive Award Plan from 1,250,000 to 2,450,000.

PROPOSAL NO. 3

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company’s goal for its executive compensation program is to attract and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in driving da Vinci surgery to the broadest number of patients. The Company accomplishes this goal in a manner consistent with its strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns. The Company believes the compensation program for the named executive officers is strongly aligned with the long-term interests of its stockholders and was instrumental in helping the Company achieve strong financial performance in 2010.

Stockholders are urged to read the Executive Compensation section of this Proxy Statement, including the Compensation Discussion and Analysis (“CD&A”) section which discusses the Company’s compensation policies and procedures, and the 2010 compensation for the Company’s named executive officers. The Compensation Committee and the Board believe that the Company’s compensation policies and procedures are effective in achieving the Company’s goals and are consistent with stockholder interests.

In accordance with section 14A of the Securities Exchange Act, we are including in this Proxy Statement a separate stockholder vote on executive compensation, which vote is non-binding. Accordingly, we are asking you to approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Executive Compensation section of this Proxy Statement, including the CD&A and the related compensation tables and other narrative executive compensation disclosure contained therein.

The following resolution will be submitted for a stockholder vote at the Annual Meeting:

“RESOLVED, that the stockholders of Intuitive Surgical approve, on an advisory basis, the compensation of Intuitive Surgical’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion of this Proxy Statement.”

Although the advisory vote is non-binding, the Compensation Committee and the Board will review the results of the vote. The Compensation Committee will consider our stockholders’ concerns to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement and take them into account in future determinations concerning our executive compensation program. The Board therefore recommends that you indicate your support for the Company’s compensation policies and procedures for its named executive officers, as outlined above.

Recommendation of the Board

The Board recommends that stockholders vote, on an advisory basis, FOR the approval of the named executive officers’ compensation described in the CD&A, the compensation tables and the narrative discussion of this Proxy Statement.

PROPOSAL NO. 4

ADVISORY VOTE ON FREQUENCY OF VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

In accordance with section 14A of the Securities Exchange Act, we are including in this Proxy Statement a separate stockholder vote on how frequently the advisory vote described under Proposal No. 3 (the “Advisory Vote on Compensation of Named Executive Officers”) should occur. As with the Advisory Vote on Compensation of Named Executive Officers, the vote described in this Proposal No. 4 is non-binding. Although this vote is non-binding, the Compensation Committee and the Board will review the results of the vote.

The Board has determined that providing stockholders with the Advisory Vote on Compensation of Named Executive Officers once every three years will be the most effective means for conducting and responding to the Advisory Vote based on a number of considerations, including the following:

•	Our compensation program is designed to induce and reward performance over a multi-year period;

•	A three -year cycle will provide investors sufficient time to evaluate the effectiveness of our short- and long-term compensation strategies and the related business outcome of the Company;

•

A three-year vote cycle gives the Board and the Compensation Committee sufficient time to thoughtfully respond to stockholders’ sentiments and to implement any necessary changes to our executive compensation policies and procedures; and

•

The Board will continue to engage with our stockholders on executive compensation during the period between stockholder votes. As discussed under “Other Information—Security Holder Communications with Board Members,” the Company provides stockholders an opportunity to communicate with the Board, including on issues of executive compensation.

While the Board has determined that providing stockholders with the Advisory Vote on Compensation of Named Executive Officers once every three years is advisable, and therefore recommends that you approve a triennial vote, the Compensation Committee and the Board will consider our stockholders’ concerns and take them into account in determining how frequently the Advisory Vote on Compensation of Named Executive Officers occurs.

Recommendation of the Board

The Board recommends that stockholders vote, on an advisory basis, for the Advisory Vote on Compensation of Named Executive Officers to occur once every THREE years.

PROPOSAL NO. 5

THE RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s independent registered public accounting firm and its auditors for the year ended December 31, 2010 were Ernst & Young LLP (“EY”). At the Annual Meeting, the stockholders are being asked to ratify the appointment of EY as the Company’s independent registered public accounting firm for 2011. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its stockholders. Representatives of EY are expected to be present at the Annual Meeting and to respond to appropriate questions.

Vote Required

Approval of Proposal No. 5 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting and entitled to vote on the proposal.

Recommendation of the Board

The Board recommends a vote FOR the ratification of the appointment of independent registered public accounting firm.

OTHER INFORMATION

Other Matters at the Annual Meeting

We do not know of any matters to be presented at the Annual Meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting the proxies.

Security Holder Communication with Board Members

Any holder of our securities may contact the Board of Directors or a specified individual director by writing to the attention of the Board of Directors or a specified individual director and sending such communication to our investor relations department at our executive offices as identified in this Proxy Statement. Each communication from a security holder should include the following information in order to permit security holder status to be confirmed and to provide an address to forward a response if deemed appropriate:

•	the name, mailing address and telephone number of the security holder sending the communication;

•	the number and type of our securities owned by such security holder; and

•	if the security holder is not a record owner of our securities, the name of the record owner of our securities beneficially owned by the security holder.

Our investor relations department will forward all appropriate communications to the Board of Directors or individual members of the Board of Directors as specified in the communication. Our investor relations department may (but is not required to) review all correspondence addressed to the Board of Directors, or any individual member of the Board of Directors, for any inappropriate correspondence more suitably directed to management. Communications may be deemed inappropriate for this purpose if it is reasonably apparent from the face of the correspondence that it relates principally to a customer dispute involving the purchase of goods or services from our Company or any of our operating units. Our policies regarding the handling of security holder communications were approved by a majority of our independent directors.

INTUITIVE SURGICAL,INC. 1266 KIFER ROAD

BUILDING 101 SUNNYVALE, CA 94086

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the election of the following nominees:

1. Election of Directors

01 Floyd D. Loop

02 George Stalk Jr.

03 Craig H. Barratt

For Against Abstain

The Board of Directors recommends you vote FOR the following proposal: For Against Abstain

5 The ratification of the appointment of Ernst & 0 0 0 Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011

The Board of Directors recommends you vote FOR each of the following proposals:

2	To approve the amendment and restatement to the Company’s 2010 Incentive Award Plan
3	To approve, by non-binding vote, the compensation of our named executive officers

The Board of Directors recommends you vote 3 YEARS on the following proposal:

4 To recommend, by non-binding vote, the frequency of the advisory vote on the compensation of our named executive officers

For Against Abstain

1	year 2 years 3 years Abstain

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Yes No

Please indicate if you plan to attend this meeting 0 0

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com .

INTUITIVE SURGICAL, INC. Annual Meeting of Stockholders April 21, 2011 3:00 P.M. PDT

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Gary S. Guthart and Alan C. Mendelson, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of INTUITIVE SURGICAL, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 3:00 PM, PDT on 4/21/ 2011, at the Santa Clara Marriot, 2700 Misson College Boulevard, Santa Clara, CA 95054, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

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